Exhibit 99.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
HIGHPOINT RESOURCES CORP., et al.,[1]	)	Case No. 21-10565 (CSS)
)
Debtors.	)	(Jointly Administered)
)

FINDINGS OF FACT, CONCLUSIONS OF LAW, AND ORDER APPROVING THE

DEBTORS’ DISCLOSURE STATEMENT RELATING TO, AND CONFIRMING, THE

DEBTORS’ JOINT PREPACKAGED PLAN OF REORGANIZATION PURSUANT TO

CHAPTER 11 OF THE BANKRUPTCY CODE

The above-captioned debtors and debtors in possession (collectively, the “Debtors”) having:

a.

distributed, on or about February 10, 2021, (i) the Debtors’ Joint Prepackaged Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code (as modified, amended, or supplemented from time to time, the “Plan”), (ii) the Disclosure Statement Relating to the Debtors’ Joint Prepackaged Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code (the “Disclosure Statement”), (iii) the notice, setting forth, among other things, the date and time set for the Combined Hearing[2] and the deadline for filing objections to the Plan and the Disclosure Statement (the “Combined Notice”), which clearly and conspicuously provided notice to all parties in interest of the deadline and process by which they may assert any objections to the Plan or Disclosure Statement on or before March 11, 2021, at 5 p.m. prevailing Eastern time, and (iv) ballots for voting on the Plan (the “Ballot”) to Holders of Claims and Interests entitled to vote on the Plan, namely Holders of Claims in Class 4 (the “Notes Claims”) and Holders of Interests in Class 8 (the “Existing HPR Interests”), in accordance with the terms of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (as amended, the “Bankruptcy Code”), the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), and the Bankruptcy Local Rules of the United States Bankruptcy Court for the District of Delaware (the “Local Rules”);

1

The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: HighPoint Resources Corporation (0361); HighPoint Operating Corporation (0545); and Fifth Pocket Production, LLC (8360). The location of the Debtors’ principal place of business is 555 17th Street, Suite 3700 Denver, Colorado 80202.

2

Capitalized terms used but not otherwise defined in these findings of fact, conclusions of law, and order (collectively, the “Confirmation Order”) have the meanings ascribed to them in the Plan, the Disclosure Statement, or the Bankruptcy Code (as defined herein), as applicable. The rules of interpretation set forth in Article I.B of the Plan apply.

b.

posted, on February 10, 2021, the Plan, the Disclosure Statement, the Combined Notice, and the Ballots on the Epiq Corporate Restructuring (“Epiq”) public website: https://dm.epiq11.com/case/highpoint/documents;

c.	launched, on February 10, 2021, solicitation of votes on the Plan;

d.

published, on February 16, 2021 in the New York Times and in the Denver Post, the publication notice (the “Publication Notice”), as evidenced by the Affidavit of Publication and the Proof of Publication [Docket Nos. 96-97] (collectively, the “Proof of Publication”);

e.	posted, on March 2, 2021, the Debtors’ proposed forms of first-day pleadings and on the Epiq public website;

f.	served, on March 2, 2021, notice of proposed forms of all first-day pleadings;

g.

posted, on March 4, 2021, the Notice of Filing Plan Supplement for the Debtors’ Joint Prepackaged Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code (the “Plan Supplement”) and the Notice of Proposed Assumption of Executory Contracts or Unexpired Leases and Cure Amounts (the “Cure Notice” and such schedule attached thereto, the “Cure Schedule”), in each case on the Epiq public website;

h.

served, on March 4, 2021, a notice of posting of the Plan Supplement and customized forms of the Cure Notice to each counterparty to an executory contract or unexpired lease, with the applicable contract and proposed cure amount set forth on the Cure Schedule, that may be assumed under the Plan together with the relevant deadline and procedures for objecting to the Plan and/or any such potential assumption or assumption and assignment;

i.	commenced, on March 14, 2021 (the “Petition Date”), these chapter 11 cases by filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code (these “Chapter 11 Cases”);

j.

filed, on the Petition Date, the Declaration of William M. Crawford, Chief Financial Officer of HighPoint Resources Corporation, in Support of Chapter 11 Petitions and First Day Motions [Docket No. 6] (the “First Day Declaration”), detailing the facts and circumstances of these Chapter 11 Cases;

k.

filed, on the Petition Date, the Debtors’ Motion for Entry of an Order (I) Scheduling a Combined Disclosure Statement Approval and Plan Confirmation Hearing, (II) Approving the Solicitation Procedures and Dates, Deadlines, and Notices Related Thereto, (III) Directing That a Meeting of Creditors Not be Convened, (IV) Waiving the Requirement of Filing Statements of Financial Affairs and Schedules of Assets and Liabilities, and (V) Granting Related Relief [Docket No. 12] (the “Scheduling Motion”);

l.	filed, on the Petition Date, the Plan [Docket No. 3], attached hereto as Exhibit A, the Plan Supplement [Docket No. 5], and the Disclosure Statement [Docket No. 4];

m.

filed, on the Petition Date, the Declaration of Stephen Spitzer, in Support of Confirmation of the Debtors’ Joint Prepackaged Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 24] (the “Spitzer Declaration”);

n.

filed, on the Petition Date, the Declaration of Jeffrey Knupp in Support of Confirmation of the Debtors’ Joint Prepackaged Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 25] (the “Knupp Declaration,” and together with the First Day Declaration and the Spitzer Declaration, the “Declarations”);

o.

filed, on the Petition Date, the Declaration of Jane Sullivan of Epiq Corporate Restructuring, LLC Regarding the Solicitation of Votes and Tabulation of Ballots Cast on the Debtors’ Joint Prepackaged Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code, which detailed the results of the Plan voting process [Docket No. 7] (the “Voting Report”);

p.	filed, on the Petition Date, the Affidavit of Service of Solicitation Materials, and the other affidavits of service (collectively, together with the Proof of Publication, the “Affidavits”);

q.

filed, on the Petition Date, the Debtors’ Memorandum of Law in Support of an Order Approving the Debtors’ Disclosure Statement Relating to, and Confirming, the Debtors’ Joint Prepackaged Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 23] (the “Confirmation Brief”); and

r.	operated their businesses and managed their properties during these Chapter 11 Cases as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

The Court having:

a.	reviewed the solicitation procedures regarding votes to accept or reject the Plan (the “Solicitation Procedures”);

b.

taken notice of the Plan, the Disclosure Statement, the Scheduling Motion, the Plan Supplement, the Confirmation Brief, the Declarations, the Voting Report, the Combined Notice, the Affidavits, and all filed pleadings, exhibits, statements, and comments regarding approval of the Disclosure Statement and Confirmation of the Plan, including all objections, statements, and reservations of rights;

c.	reviewed the discharge, compromises, settlements, releases, exculpations, and injunctions set forth in Article VIII of the Plan;

d.	held the Combined Hearing on March 18, 2021, at 2:00 p.m., prevailing Eastern Time pursuant to Bankruptcy Rules 3017 and 3018 and sections 1126, 1128, and 1129 of the Bankruptcy Code;

e.

heard the statements and arguments made by counsel with respect to the approval of the requested relief in the Scheduling Motion, including the approval of the Solicitation Procedures and the Confirmation Schedule;

f.	heard the statements and arguments made by counsel in respect of approval of the Disclosure Statement and Confirmation of the Plan and the objections thereto;

g.

overruled any and all objections to the approval of the Disclosure Statement and Confirmation of the Plan and all statements and reservations of rights not consensually resolved or withdrawn unless otherwise indicated;

h.	considered all oral representations, testimony, documents, filings, and other evidence regarding approval of the Disclosure Statement and Confirmation of the Plan; and

i.	taken judicial notice of all pleadings and other documents filed, all orders entered, and all evidence and arguments presented in these Chapter 11 Cases.

NOW, THEREFORE, it appearing to the Court that notice of the Combined Hearing and the opportunity for any party in interest to object to approval of the Disclosure Statement and Confirmation of the Plan having been adequate and appropriate as to all parties affected or to be affected by the Plan and the transactions contemplated thereby, and the legal and factual bases set forth in the documents filed in support of approval of the Disclosure Statement and Confirmation of the Plan and other evidence presented at the Combined Hearing having established just cause for the relief granted herein; and after due deliberation thereon and good cause appearing therefor, the Court makes and issues the following findings of fact and conclusions of law, and orders:

FINDINGS OF FACT AND CONCLUSIONS OF LAW

IT IS DETERMINED, FOUND, ADJUDGED, DECREED, AND ORDERED THAT:

A. Findings and Conclusions.

1. The findings and conclusions set forth herein and in the record of the Combined Hearing constitute the Court’s findings of fact and conclusions of law under Rule 52 of the Federal Rules of Civil Procedure, as made applicable herein by Bankruptcy Rules 7052 and 9014. To the extent any of the following conclusions of law constitute findings of fact, or vice versa, they are adopted as such.

B. Jurisdiction, Venue, and Core Proceeding.

2. The Court has jurisdiction over these Chapter 11 Cases pursuant to sections 157 and 1334 of title 28 of the United States Code, 28 U.S.C. §§ 1–4881 (the “Judicial Code”), and the Amended Standing Order of Reference from the United States District Court for the District of Delaware, dated February 29, 2012. The Court has jurisdiction to determine whether the Disclosure Statement and the Plan comply with the applicable provisions of the Bankruptcy Code and should be approved and confirmed, respectively. Venue is proper in this district pursuant to sections 1408 and 1409 of the Judicial Code. Approval of the Disclosure Statement and Confirmation of the Plan are core proceedings within the meaning of section 157(b)(2) of the Judicial Code.

C. Eligibility for Relief.

3. The Debtors were and are entities eligible for relief under section 109 of the Bankruptcy Code.

D. Commencement and Joint Administration of these Chapter 11 Cases.

4. On the Petition Date, each of the Debtors commenced a voluntary case under chapter 11 of the Bankruptcy Code. In accordance with the Order (I) Directing Joint Administration of the Chapter 11 Cases and (II) Granting Related Relief [Docket No. 77], these Chapter 11 Cases have been consolidated for procedural purposes only and are being jointly administered pursuant to Bankruptcy Rule 1015. Since the Petition Date, the Debtors have operated their businesses and managed their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. No trustee or examiner has been appointed in these Chapter 11 Cases. No official committees have been appointed in these Chapter 11 Cases.

E. Objections.

5. This Bankruptcy Court takes judicial notice of the docket of these Chapter 11 Cases. Any resolution of objections to Confirmation of the Plan explained on the record at the Combined Hearing is hereby incorporated by reference. All unresolved objections, statements, informal objections, and reservations of rights (except with respect to unresolved cure amounts), if any, related to the Disclosure Statement or Confirmation of the Plan are overruled on the merits.

F. Burden of Proof—Confirmation of the Plan.

6. The Debtors, as proponents of the Plan, have met their burden of proving the applicable elements of sections 1129(a) and 1129(b) of the Bankruptcy Code by a preponderance of the evidence, which is the applicable evidentiary standard for Confirmation of the Plan.

G. SEC Review / Notice.

7. On November 9, 2020, the Debtors publicly announced the Restructuring Transactions and disclosed a substantially final version of the Plan via Form 8-K. On December 17, 2020, the Debtors and BCEI publicly disclosed a substantially final version of the Solicitation Packages via BCEI’s public filing of the Registration Statements on Form S-4 with the Securities and Exchange Commission. On February 9, 2021, the Securities and Exchange Commission completed its review and declared the Registration Statements effective, inclusive of the Solicitation Packages.

8. On February 10, 2021, the Debtors provided due, adequate, and sufficient notice of the Disclosure Statement, the Plan, and the Combined Hearing, and all deadlines for voting to accept or reject the Plan as well as objecting to the Disclosure Statement and the Plan, to (among others): (a) the U.S. Trustee for the District of Delaware; (b) the holders of the 30 largest unsecured claims against the Debtors (on a consolidated basis); (c) the administrative agent under the Debtors’ prepetition RBL credit facility and/or counsel thereto; (d) the lenders under the Debtors’ prepetition RBL credit facility and/or counsel thereto; (e) the indenture trustee for the Debtors’ prepetition senior notes and/or counsel thereto; (f) the holders of the Debtors’ prepetition senior notes and equity interests that are party to the Transaction Support Agreement and/or counsel thereto; (g) BCEI and/or counsel thereto; (h) the United States Attorney’s Office for the District of Delaware; (i) the Internal Revenue Service; (j) the Securities and Exchange Commission; (k) the state attorneys general for states in which the Debtors conduct business; (l) all other holders of claims and interests; and (m) any party that has requested notice pursuant to Bankruptcy Rule 2002 (the parties identified in clauses (a) through (m), collectively, the “Notice Parties”).

9. On February 16, 2021, the Combined Notice was published in The New York Times and The Denver Post in compliance with the Scheduling Order and Bankruptcy Rule 2002(l).

10. On March 4, 2021, the Debtors posted the Plan Supplement on their publicly available restructuring website and served a notice of such posting on all parties in interest.

11. The foregoing notice was adequate and sufficient pursuant to section 1128 of the Bankruptcy Code, Bankruptcy Rules 2002, 3017, 3019, and 3020, and other applicable law and rules, and no other or further notice is or shall be required.

H. Disclosure Statement.

12. The Disclosure Statement and the prospectuses of which it is a part contain sufficient information of a kind necessary to satisfy the disclosure requirements of all applicable nonbankruptcy laws, rules, and regulations, including the Securities Act of 1933, as amended (the “Securities Act”), in accordance with section 1126(b)(1) of the Bankruptcy Code. On February 9, 2021, the Securities and Exchange Commission declared the Registration Statements effective, inclusive of the Solicitation Packages. The Disclosure Statement contains “adequate information” (as such term is defined in section 1125(a) of the Bankruptcy Code and used in section 1126(b)(2) of the Bankruptcy Code) with respect to the Debtors, the Plan, and the transactions contemplated therein. The filing of the Disclosure Statement with the clerk of the Court satisfied Bankruptcy Rule 3016(b).

I. Ballots.

13. The Classes of Claims and Interests entitled to vote to accept or reject the Plan (the “Voting Classes”) are set forth below:

Class	Designation
4	Notes Claims
8	Existing HPR Interests

14. The Ballots the Debtors used to solicit votes to accept or reject the Plan from Holders in the Voting Classes adequately addressed the particular needs of these Chapter 11 Cases and were appropriate for Holders in the Voting Classes to vote to accept or reject the Plan.

J. Voting Report.

15. Only Holders in the Voting Classes were eligible to vote on the Plan. Holders of Claims or Interests in Classes 1, 2, 3, 5, 6, 7, and 9 were either Unimpaired under the Plan and not entitled to vote to accept or reject the Plan or Impaired under the Plan and deemed to reject the Plan (collectively, the “Non-Voting Classes”). Thus, Holders of Claims or Interests in the Non-Voting Classes were conclusively presumed to have accepted, or deemed to have rejected, the Plan, as applicable. As evidenced by the Voting Report, each of the Voting Classes voted to accept the Plan. Based on the foregoing, and as evidenced by the Voting Report, Class 4 (Notes Claims) and Class 8 (Existing HPR Interests) have voted to accept the Plan in accordance with the requirements of sections 1124, 1126, and 1129 of the Bankruptcy Code.

K. Solicitation.

16. The solicitation of votes on the Plan was in good faith, appropriate and satisfactory based upon the circumstances of these Chapter 11 Cases, and was in good faith and compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and any other applicable rules, laws, and regulations, including, the Securities Act and the Securities Exchange Act of 1934.

17. As described in the Voting Report and the Declarations, as applicable, prior to the Petition Date, the Plan, the Disclosure Statement, the Ballots (collectively, the “Solicitation Packages”), and the Combined Notice, were transmitted to and served on the parties identified therein, including all Holders in the Voting Classes, in compliance with the Bankruptcy Code, including sections 1125 and 1126 thereof, the Bankruptcy Rules, including Bankruptcy Rules 3017 and 3018, the Local Rules, the Scheduling Order, and any applicable non-bankruptcy law, rules and regulations, including the Securities Act. Transmission and service of the Solicitation Packages and the Combined Notice were timely, adequate, and sufficient under the facts and circumstances of these Chapter 11 Cases. No further notice is required.

18. As set forth in the Voting Report, the Solicitation Packages were distributed to Holders that held a Class 4 Claim against or Class 8 Interest in the Debtors, as of February 1, 2021 (the date specified in such documents for the purpose of the solicitation, the “Voting Record Date”). The establishment and notice of the Voting Record Date were reasonable and sufficient.

19. The period during which the Debtors solicited acceptances or rejections to the Plan was a reasonable and sufficient period of time for Holders in the Voting Classes to make an informed decision to accept or reject the Plan.

20. Under section 1126(f) of the Bankruptcy Code, Holders of Claims in Class 1 (Other Secured Claims), Class 2 (Other Priority Claims), Class 3 (RBL Claims), and Class 5 (General Unsecured Claims) (collectively, the “Deemed Accepting Classes”) are Unimpaired and conclusively presumed to have accepted the Plan. Also, the Debtors were not required to solicit votes from the Holders of Claims in Class 9 (Section 510(b) Claims). The Debtors contend there are no Allowed Section 510(b) Claims and, in any event, such Class is deemed to reject the Plan. Holders of Claims in Class 6 (Intercompany Claims) and holders of Interests in Class 7 (Intercompany Interests) are Unimpaired and conclusively presumed to have accepted the Plan (to the extent reinstated) or are Impaired and deemed to reject the Plan (to the extent cancelled), and, in either event, are not entitled to vote to accept or reject the Plan. The Debtors served all Holders of all non-voting Claims and Interests with the Combined Notice.

L. Voting.

21. As evidenced by the Voting Report, votes to accept or reject the Plan have been solicited and tabulated fairly, in good faith, and in compliance with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, the Disclosure Statement, and any applicable nonbankruptcy law, rule, or regulation.

M. Plan Supplement.

22. The Plan Supplement complies with the Bankruptcy Code and the terms of the Plan, and the filing and notice of such documents are good and proper in accordance with the Solicitation Procedures, the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and other applicable non-bankruptcy rules, laws, and regulations, and no other or further notice is required. The Plan Supplement is integral to, part of, and incorporated by reference into the Plan. Subject to the terms of the Plan, the Merger Agreement, and the TSA (including, for the avoidance of doubt, any consent rights set forth or incorporated in each), the Debtors reserve the right to alter, amend, update, or modify, in each case in whole or in part, the Plan Supplement before the Effective Date. The Notice Parties were provided due, adequate, and sufficient notice of the Plan Supplement.

N. Compliance with Bankruptcy Code Requirements—Section 1129(a)(1).

23. The Plan complies with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(1) of the Bankruptcy Code. In addition, the Plan is dated and identifies the Entities submitting it, thereby satisfying Bankruptcy Rule 3016(a).

O. Proper Classification and Discretionary Content of the Plan—Sections 1122 and 1123.

24. The Plan satisfies the requirements of sections 1122(a) and 1123(a)(1) of the Bankruptcy Code. Article III of the Plan provides for the separate classification of Claims and Interests into nine Classes based on differences in the legal nature or priority of such Claims and Interests (other than Administrative Claims, Professional Fee Claims, and Priority Tax Claims, which are addressed in Article II of the Plan and which are not required to be designated as separate Classes pursuant to section 1123(a)(1) of the Bankruptcy Code). Valid business, factual, and legal reasons exist for the separate classification of such Classes of Claims and Interests. The classifications were not promulgated for any improper purpose, and the creation of such Classes does not unfairly discriminate between or among Holders of Claims or Interests. In accordance with section 1122(a) of the Bankruptcy Code, each Class of Claims and Interests contains only Claims or Interests that are substantially similar to the other Claims or Interests within that Class. The Plan, therefore, satisfies the requirements of sections 1122(a), 1122(b), and 1123(a)(1) of the Bankruptcy Code.

(i)	Specified Unimpaired Classes—Section 1123(a)(2).

25. Article III of the Plan specifies that Claims and Interests, as applicable, in Classes 1, 2, 3, 5, and potentially 6 and 7, are Unimpaired under the Plan. The Plan, therefore, satisfies the requirements of section 1123(a)(2) of the Bankruptcy Code.

26. Additionally, Article II of the Plan specifies that Allowed Administrative Claims, Professional Fee Claims, and Priority Tax Claims will be paid in full in accordance with the terms of the Plan, although these Claims are not classified under the Plan.

(ii)	Specified Treatment of Impaired Classes—Section 1123(a)(3).

27. Article III of the Plan specifies that Claims and Interests, as applicable, in Classes 4, 8, 9 and potentially 6 and 7, are Impaired under the Plan. The Plan, therefore, satisfies the requirements of section 1123(a)(3) of the Bankruptcy Code.

(iii)	No Discrimination—Section 1123(a)(4).

28. The Plan satisfies the requirements of section 1123(a)(4) of the Bankruptcy Code. The Plan provides for the same treatment for each Claim or Interest in each respective Class unless the Holder of a particular Claim or Interest has agreed to a less favorable treatment of such Claim or Interest.

(iv)	Adequate Means for Plan Implementation—Section 1123(a)(5).

29. The Plan satisfies the requirements of section 1123(a)(5) of the Bankruptcy Code. The provisions in Article IV and elsewhere in the Plan, and in the exhibits and attachments to the Plan, the Plan Supplement, and the Disclosure Statement, provide, in detail, adequate and proper means for the Plan’s implementation, including regarding: (a) the general settlement of Claims and Interests; (b) the authorization of the Debtors and/or Reorganized Debtors to take all actions necessary to effectuate the Plan, including those actions necessary to effectuate the Merger and the other Restructuring Transactions; (c) the cancellation of existing securities and agreements; (d) the funding and sources of consideration for the Plan distributions, including the Exit RBL Facility, the BCEI Common Stock, and the New Take Back Notes; (e) the issuance, distribution, and conversion, as applicable, of BCEI Common Stock and the New Take Back Notes; (f) the continued existence of each Reorganized Debtor as a separate corporate Entity, limited liability company, partnership, or other form; (g) the vesting of assets in the Reorganized Debtors; (h) the authorization and approval of corporate actions under the Plan, consistent with the TSA and the Merger Agreement; (i) the adoption of the New Organizational Documents; (j) the appointment of the New BCEI Board; (k) the effectuation and implementation of documents and further transactions; (l) the preservation of Causes of Action; and (m) the closing of certain of these Chapter 11 Cases.

(v)	Voting Power of Equity Securities—Section 1123(a)(6).

30. The Plan satisfies the requirements of section 1123(a)(6) of the Bankruptcy Code. Article IV.E.6 of the Plan provides that the New Organizational Documents will comply with section 1123(a)(6) of the Bankruptcy Code. The New Organizational Documents prohibit the issuance of non-voting equity securities to the extent prohibited by 1123(a)(6) of the Bankruptcy Code.

(vi)	Directors and Officers—Section 1123(a)(7).

31. The Plan satisfies the requirements of section 1123(a)(7) of the Bankruptcy Code. In accordance with Article IV.E.7 of the Plan, on the Effective Date, and except to the extent that a member of the board of directors of a Debtor continues to serve as a director of such Reorganized Debtor on the Effective Date, each member of each Debtor’s board of directors will be deemed to have resigned or shall otherwise cease to be a director of the applicable Debtor on the Effective

Date, and the New BCEI Board will include those directors set forth in the list of directors of the Reorganized Debtors and BCEI included in the Plan Supplement, to the extent known. The selection of the members of the New BCEI Board is consistent with the interests of all Holders of Claims and Interests, the Bankruptcy Code, and public policy.

(vii)	Impairment / Unimpairment of Classes—Section 1123(b)(1).

32. The Plan is consistent with section 1123(b)(1) of the Bankruptcy Code. Article III of the Plan impairs or leaves Unimpaired each Class of Claims and Interests.

(viii)	Treatment of Executory Contracts and Unexpired Leases—Section 1123(b)(2).

33. The Plan is consistent with section 1123(b)(2) of the Bankruptcy Code. Article V of the Plan provides for the assumption of all Executory Contracts and Unexpired Leases, unless any Executory Contract or Unexpired Lease is the subject of a motion to reject that is pending on the Effective Date or has been rejected pursuant to an order of the Court, and the payment of Cures, if any, related thereto, not previously assumed, assumed and assigned, or rejected during these Chapter 11 Cases under section 365 of the Bankruptcy Code. The assumption of Executory Contracts and Unexpired Leases may include the assignment of certain such contracts to Affiliates.

(ix)	Releases, Exculpation, Injunction, and Preservation of Claims and Causes of Action—Section 1123(b)(3).

34. The Plan is consistent with section 1123(b)(3) of the Bankruptcy Code. Article VIII.C of the Plan describes certain releases granted by the Debtors (the “Debtors’ Releases”). The Debtors have satisfied the business judgment standard with respect to the propriety of the Debtors’ Releases. The Debtors’ Releases are a necessary and integral element of the Plan, and are fair, reasonable, and in the best interests of the Debtors, the Estates, Holders of Claims and Interests, and all of the Debtors’ stakeholders. Also, the Debtors’ Releases are: (a) in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the Restructuring Transactions and implementing the Plan; (b) a good-faith settlement and compromise of the Claims and Causes of Action released by the Debtors’ Releases; (c) in the best interests of the Debtors and all Holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtors’ Releases.

35. The Debtors’ Releases appropriately offer protection to parties that participated in the Debtors’ restructuring process. Each of the Released Parties made significant concessions and contributions to these Chapter 11 Cases. The Debtors’ Releases for the Debtors’ current and former directors and officers are appropriate because the Debtors’ current and former directors and officers share an identity of interest with the Debtors, supported the Plan, the Restructuring Transactions, and these Chapter 11 Cases, and actively participated in meetings, negotiations, and implementation during these Chapter 11 Cases, and have provided other valuable consideration to the Debtors to facilitate the Debtors’ reorganization.

36. Article VIII.D of the Plan describes certain releases granted by the Releasing Parties (the “Third-Party Release”). The Third-Party Release is an integral part of the Plan. Like the Debtors’ Releases, the Third-Party Release facilitated the Released Parties’ participation in the TSA, the Merger Agreement, the Plan, and the chapter 11 process generally. The Third-Party Release was a critical and integral component of the TSA and the parties’ agreement to support the Plan. The Third-Party Release was a core negotiation point in connection with the TSA and instrumental in developing a Plan that maximized value for all of the Debtors’ stakeholders. As such, the Third-Party Release appropriately offers certain protections to parties who constructively participated in the Debtors’ restructuring process by, among other things, supporting the Plan.

37. The Third-Party Release provides finality for the Debtors, the Reorganized Debtors, and the other Released Parties regarding the parties’ respective obligations under the Plan and with respect to the Reorganized Debtors. The Combined Notice sent to the Notice Parties and all parties in interest, including all Holders of Claims and Interests, the Publication Notice published in the New York Times and the Denver Post on February 16, 2021, and the Ballots sent to all Holders of Claims and Interests entitled to vote on the Plan, in each case, unambiguously stated that the Plan contains the Third-Party Release and, where applicable, the procedures for opting out of such releases. The Third-Party Release is a necessary and integral element of the Plan, and is fair, equitable, reasonable, and in the best interests of the Debtors, the Estates, and all Holders of Claims and Interests. Also, the Third-Party Release is: (a) consensual; (b) essential to the Confirmation of the Plan; (c) given in exchange for the good and valuable consideration provided by the Released Parties; (d) a good faith settlement and compromise of the Claims and Causes of Action released by the Third-Party Release; (e) in the best interests of the Debtors and their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released pursuant to the Third-Party Release.

38. Parties in interest, including the Releasing Parties, were provided notice of the chapter 11 proceedings, the Plan, the deadline to object to Confirmation of the Plan, and received the Combined Notice and were properly informed that the Holders of Claims against or Interests in the Debtors that did not check the “Opt Out” box on the applicable Ballot, and returned such

Ballot in advance of the Voting Deadline, or other applicable party in interest that did not elect to opt out of the third-party release by sending an email to Epiq with a message indicating that such party in interest does not consent to the Third-Party Release and would like to opt out of the Third-Party Release in advance of the Objection Deadline, would be deemed to have expressly, unconditionally, generally, individually, and collectively consented to the release and discharge of all Claims and Causes of Action against the Debtors and the Released Parties. Additionally, the release provisions of the Plan, including the Third-Party Release, were conspicuous and emphasized with boldface type in the Plan, the Disclosure Statement, the Ballots, and the Combined Notice. Parties in interest have had a full and fair opportunity to object to and/or opt out of the Third-Party Release.

39. The exculpation, described in Article VIII.E of the Plan (the “Exculpation”), is appropriate under applicable law because it was proposed in good faith, was formulated following extensive good-faith, arm’s-length negotiations with key constituents, and is appropriately limited in scope. Without limiting anything in the Exculpation, each of the Exculpated Parties has participated in these Chapter 11 Cases in good faith and is appropriately released and exculpated from any Cause of Action for any Claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable, the Merger Agreement, TSA and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Merger Agreement, TSA, the Definitive Documents, the Disclosure Statement, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of consummation, the administration and implementation of the Plan, including the issuance, distribution, or conversion of securities pursuant to the Merger Agreement, the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, except for Claims related to any act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence. The Exculpation, including its carve-out for actual fraud, willful misconduct, and gross negligence, is consistent with established practice in this jurisdiction and others.

40. The injunction provision set forth in Article VIII.F of the Plan is necessary to implement, preserve, and enforce the Debtors’ discharge, the Debtors’ Releases, the Third-Party Release, and the Exculpation, and is narrowly tailored to achieve this purpose.

41. Article IV.E.12 of the Plan appropriately provides that the Reorganized Debtors will retain, and may enforce, all rights to commence and pursue, as appropriate, any and all Causes of Action except for Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, in accordance with section 1123(b)(3)(B) of the Bankruptcy Code. The provisions regarding the preservation of Causes of Action in the Plan, including the Plan Supplement, are appropriate, fair, equitable, and reasonable, and are in the best interests of the Debtors, the Estates, and Holders of Claims and Interests.

42. The release and discharge of all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates described in Article VIII.B of the Plan (the “Lien Release”) is necessary to implement the Plan. The provisions of the Lien Release are appropriate, fair, equitable, and reasonable and are in the best interests of the Debtors, the Estates, and Holders of Claims and Interests.

43. For the avoidance of doubt, pursuant to Bankruptcy Rule 3020(c)(1), the foregoing provisions in the Plan are hereby approved and will be effective immediately on the Effective Date without further order or action by the Court, any of the parties to such release, or any other Entity: (a) the Debtors’ Releases; (b) the Third-Party Release; (c) the Exculpation; and (d) the Injunction.

(x)	Additional Plan Provisions—Section 1123(b)(6).

44. The other discretionary provisions of the Plan are appropriate and consistent with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1123(b)(6) of the Bankruptcy Code.

P. Debtor Compliance with the Bankruptcy Code—Section 1129(a)(2).

45. The Debtors have complied with the applicable provisions of the Bankruptcy Code and, thus, satisfied the requirements of section 1129(a)(2) of the Bankruptcy Code. Specifically, each Debtor:

a.	is an eligible debtor under section 109, and a proper proponent of the Plan under section 1121(a), of the Bankruptcy Code;

b.	has complied with applicable provisions of the Bankruptcy Code, except as otherwise provided or permitted by orders of the Court; and

c.

complied with the applicable provisions of the Bankruptcy Code, including sections 1125 and 1126 of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, any applicable nonbankruptcy law, rule, or regulation, and all other applicable law, in transmitting the Solicitation Packages, and related documents and notices, and in soliciting and tabulating the votes on the Plan.

Q. Plan Proposed in Good Faith—Section 1129(a)(3).

46. The Plan satisfies the requirements of section 1129(a)(3) of the Bankruptcy Code. The Debtors have proposed the Plan in good faith and not by any means forbidden by law. In so determining, the Court has examined the totality of the circumstances surrounding the filing of these Chapter 11 Cases, the Plan, the Merger Agreement, the TSA, the process leading to Confirmation, including the overwhelming support of Holders of Claims and Interests in the Voting Classes for the Plan, and the transactions to be implemented pursuant thereto. The Plan is the product of extensive, good faith, arm’s-length negotiations among the Debtors, and certain of the principal constituencies, including BCEI, the Consenting Noteholders, and the Consenting Shareholders. These Chapter 11 Cases were commenced, and the Plan was proposed, with the legitimate purpose of allowing the Debtors to implement the Restructuring Transactions, reorganize, and emerge from bankruptcy with a capital and organizational structure that will allow the Reorganized Debtors to conduct their businesses and satisfy their obligations with sufficient liquidity and capital resources.

R. Payment for Services or Costs and Expenses—Section 1129(a)(4).

47. The procedures set forth in the Plan for the Court’s review and ultimate determination of the applicable fees and expenses to be paid by the Debtors in connection with these Chapter 11 Cases, or in connection with the Plan and incident to these Chapter 11 Cases, satisfy the objectives of, and are in compliance with, section 1129(a)(4) of the Bankruptcy Code.

S. Directors, Officers, and Insiders—Section 1129(a)(5).

48. The Debtors have satisfied the requirements of section 1129(a)(5) of the Bankruptcy Code. The members of the New BCEI Board and the officers of each of the Reorganized Debtors have been disclosed in the Plan Supplement or will be disclosed on or before the Effective Date. Commencing on the Effective Date, each of the directors and officers of each of the Reorganized Debtors shall serve pursuant to the terms of the applicable New Organizational Documents of such Reorganized Debtor and may be replaced or removed in accordance with such New Organizational Documents.

T. No Rate Changes—Section 1129(a)(6).

49. Section 1129(a)(6) of the Bankruptcy Code is not applicable to these Chapter 11 Cases. The Plan proposes no rate change subject to the jurisdiction of any governmental regulatory commission.

U. Best Interest of Creditors—Section 1129(a)(7).

50. The Plan satisfies the requirements of section 1129(a)(7) of the Bankruptcy Code. The Liquidation Analysis attached to the Disclosure Statement as Exhibit F, the Spitzer Declaration, and the other evidence related thereto that was proffered or adduced at, prior to, or in connection with the Combined Hearing: (a) are reasonable, persuasive, credible, and accurate as of the dates such analyses or evidence was prepared, presented, or proffered; (b) utilize reasonable and appropriate methodologies and assumptions; (c) have not been controverted by other evidence; and (d) establish that Holders of Allowed Claims and Interests in each Class will recover at least as much under the Plan on account of such Claim or Interest, as of the Effective Date, as such Holder would receive if the Debtors were liquidated, on the Effective Date, under chapter 7 of the Bankruptcy Code.

V. Acceptance by Certain Classes—Section 1129(a)(8).

51. The Plan does not satisfy the requirements of section 1129(a)(8) of the Bankruptcy Code. Classes 1, 2, 3, and 5 are Unimpaired Classes, each of which is conclusively presumed to have accepted the Plan in accordance with section 1126(f) of the Bankruptcy Code. Classes 4 and 8, the Voting Classes, have voted to accept the Plan. Holders of Intercompany Claims and Interests in Classes 6 and 7 are Unimpaired and conclusively presumed to have accepted the Plan (to the extent reinstated) or are Impaired and deemed to reject the Plan (to the extent cancelled). In addition, Holders of Claims in Class 9 (to the extent any such Claims exists) receive no recovery on account of their Interests or Claims, as applicable, pursuant to the Plan and are deemed to have rejected the Plan. Notwithstanding the foregoing, the Plan can be confirmed because it satisfies sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

W. Treatment of Claims Entitled to Priority under Section 507(a) of the Bankruptcy Code—Section 1129(a)(9).

52. The treatment of Administrative Claims, Professional Fee Claims, and Priority Tax Claims, under Article II of the Plan, and of Other Priority Claims under Article III of the Plan, satisfies the requirements of, and complies in all respects with, section 1129(a)(9) of the Bankruptcy Code.

X. Acceptance by at Least One Impaired Class—Section 1129(a)(10).

53. The Plan satisfies the requirements of section 1129(a)(10) of the Bankruptcy Code. As evidenced by the Voting Report, both Class 4 (Notes Claims) and Class 8 (Existing HPR Interests), each of which is Impaired, voted to accept the Plan by the requisite numbers and amounts of Claims and Interests, as applicable, determined without including any acceptance of the Plan by any insider (as that term is defined in section 101(31) of the Bankruptcy Code).

Y. Feasibility—Section 1129(a)(11).

54. The Plan satisfies the requirements of section 1129(a)(11) of the Bankruptcy Code. The Financial Projections attached to the Disclosure Statement as Exhibit E and the other evidence supporting Confirmation of the Plan proffered or adduced by the Debtors at, prior to, or in the Declarations filed in connection with, the Combined Hearing: (a) are reasonable, persuasive, credible, and accurate as of the dates such analysis or evidence was prepared, presented, or proffered; (b) utilize reasonable and appropriate methodologies and assumptions; (c) have not been controverted by other evidence; (d) establish that the Plan is feasible and Confirmation of the Plan is not likely to be followed by the liquidation or need for further financial reorganization of the Reorganized Debtors or any successor to the Reorganized Debtors under the Plan, except as provided in the Plan; and (e) establish that the Reorganized Debtors will have sufficient funds available to meet their obligations under the Plan.

Z. Payment of Fees—Section 1129(a)(12).

55. The Plan satisfies the requirements of section 1129(a)(12) of the Bankruptcy Code. Article XII.C of the Plan provides for the payment of all fees payable by the Debtors under 28 U.S.C. § 1930(a).

AA. Continuation of Retiree Benefits—Section 1129(a)(13).

56. The Plan satisfies the requirements of section 1129(a)(13) of the Bankruptcy Code. As provided in Article IV.E.11 of the Plan, the Reorganized Debtors will continue to pay all obligations on account of retiree benefits (as such term is used in section 1114 of the Bankruptcy Code), if any, on and after the Effective Date in accordance with applicable law.

BB. Non-Applicability of Certain Sections—Sections 1129(a)(14), (15), and (16).

57. Sections 1129(a)(14), 1129(a)(15), and 1129(a)(16) of the Bankruptcy Code do not apply to these Chapter 11 Cases. The Debtors owe no domestic support obligations, are not individuals, and are not nonprofit corporations.

CC. Confirmation of Plan over Nonacceptance of Impaired Class Requirements—Section 1129(b).

58. The Plan satisfies the requirements of section 1129(b) of the Bankruptcy Code because (a) at least one Voting Class of Claims or Interests at each Debtor voted to accept the Plan and (b) the Plan does not discriminate unfairly and is fair and equitable with respect to the Claims and Interests in the Classes that are deemed to reject the Plan. The Plan may therefore be confirmed despite the fact that not all Impaired Classes have voted to accept the Plan.

DD. Only One Plan—Section 1129(c).

59. The Plan satisfies the requirements of section 1129(c) of the Bankruptcy Code. The Plan is the only chapter 11 plan filed in each of the Chapter 11 Cases.

EE. Principal Purpose of the Plan—Section 1129(d).

60. The Plan satisfies the requirements of section 1129(d) of the Bankruptcy Code. The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act.

FF. Good Faith Solicitation—Section 1125(e).

61. The Debtors, the Released Parties, the Exculpated Parties, the 1125(e) Parties, and any and all affiliates, directors, officers, members, managers, shareholders, partners, employees, attorneys, and advisors of each of the foregoing, as applicable, have acted in “good faith” within the meaning of section 1125(e) of the Bankruptcy Code and in compliance with the applicable provisions of the Bankruptcy Code, Bankruptcy Rules, and Local Rules in connection with all of their respective activities relating to support of the Plan and this Confirmation Order, including the execution, delivery, and performance of the TSA and the Merger Agreement, solicitation of acceptances of the Plan, their participation in these Chapter 11 Cases, and the activities described in section 1125 of the Bankruptcy Code, including the offer, issuance, sale, or purchase of a security, offered or sold under the Plan, and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code.

GG. Satisfaction of Confirmation Requirements.

62. Based on the foregoing, the Plan satisfies the requirements for Confirmation set forth in section 1129 of the Bankruptcy Code.

HH. Likelihood of Satisfaction of Conditions Precedent to the Effective Date.

63. Each of the conditions precedent to the Effective Date, as set forth in Article IX.A of the Plan, has been or is reasonably likely to be satisfied or waived in accordance with Article IX.B of the Plan.

II. Implementation.

64. All documents and agreements necessary to implement the Plan and the Restructuring Transactions and all other relevant and necessary documents, including the New Organizational Documents, the Exit RBL Documents, the Registration Rights Agreement, the New Take Back Notes Indenture, the New Take Back Notes, and other documents contained in the Plan Supplement, and all other relevant and necessary documents have been or will be negotiated in good faith and at arm’s-length, are in the best interests of the Debtors, and shall, upon completion of documentation and execution, be valid, binding, and enforceable documents and agreements.

JJ. Disclosure of Facts.

65. The Debtors have disclosed all material facts regarding the Plan, including with respect to consummation of the Merger and the other Restructuring Transactions, and the fact that each Reorganized Debtor will emerge from the Chapter 11 Cases as a validly existing separate corporate entity, limited liability company, partnership, or other form, as applicable.

KK. Good Faith.

66. The Debtors have proposed the Plan in good faith, with the legitimate and honest purpose of maximizing the value of the Debtors’ Estates for the benefit of their stakeholders. The Plan accomplishes this goal. The Merger Agreement and the Plan (including all documents necessary to effectuate the Plan) were negotiated at arm’s length among the Debtors, the Released Parties, and the Exculpated Parties. Further, the Plan’s classification, indemnification, exculpation, release, and injunction provisions have been negotiated in good faith and at arm’s length, are consistent with sections 105, 1122, 1123(b)(3)(A), 1123(b)(6), 1129, and 1142 of the Bankruptcy Code, and are each integral to the Plan, supported by valuable consideration, and necessary for the Debtors’ successful reorganization. Accordingly, the Debtors, the Released Parties, and the Exculpated Parties have been, are, and will continue to be acting in good faith within the meaning of section 1125(e) of the Bankruptcy Code if they proceed to: (a) consummate the Plan, the Restructuring Transactions, including the Merger, and the agreements, settlements, transactions, transfers, and other actions contemplated thereby, regardless of whether such agreements, settlements, transactions, transfers, and other actions are expressly authorized by this Confirmation Order; and (b) take any actions authorized and directed or contemplated by this Confirmation Order.

LL. Essential Element of the Plan.

67. Each Security issued under the Plan, whether or not pursuant to the Registration Statements, is an essential element of the Plan, is necessary for Confirmation and the consummation of the Plan, and is critical to the overall success and feasibility of the Plan. Entry into the instruments evidencing or relating to such Securities, including the New Organizational Documents, the BCEI Common Stock, the New Take Back Notes Indenture, the New Take Back Notes, and the Registration Rights Agreement, is in the best interests of the Debtors, their Estates, and all Holders of Claims or Interests. The Debtors have exercised reasonable business judgment in determining to enter into the instruments evidencing or relating to such Securities, including the New Organizational Documents, the BCEI Common Stock, the New Take Back Notes Indenture, the New Take Back Notes, any guaranty of the New Take Back Notes, and the Registration Rights Agreement, and have provided sufficient and adequate notice of the material terms of such instruments, which material terms were filed as part of the Plan Supplement. The terms and conditions of the documents offering or selling the Securities, including the Registration

Statements, and the instruments evidencing or relating to such Securities, including the New Organizational Documents, the BCEI Common Stock, the New Take Back Notes Indenture, the New Take Back Notes, any guaranty of the New Take Back Notes, and the Registration Rights Agreement, are fair and reasonable, and were negotiated in good faith and at arm’s-length.

ORDER

IT IS ORDERED, ADJUDGED, DECREED, AND DETERMINED THAT:

68. Findings of Fact and Conclusions of Law. The above-referenced findings of fact and conclusions of law are hereby incorporated by reference as though fully set forth herein and constitute findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable herein by Bankruptcy Rule 9014. To the extent that any finding of fact is determined to be a conclusion of law, it is deemed so, and vice versa.

69. Disclosure Statement. The information provided in the Disclosure Statement is adequate. The Disclosure Statement is approved in all respects.

70. Confirmation of the Plan. The Plan, attached hereto as Exhibit A and as modified by this Confirmation Order, is approved in its entirety and confirmed under section 1129 of the Bankruptcy Code. The terms of the Plan, including the Plan Supplement (including any supplements, amendments, or modifications thereof in accordance with this Confirmation Order and the Plan), are incorporated by reference into and are an integral part of this Confirmation Order. The Debtors are authorized to enter into and execute all documents and agreements related to the Plan (including all exhibits and attachments thereto and documents referred to therein and herein), and the execution, delivery, and performance thereafter by the Reorganized Debtors, are hereby approved and authorized.

71. Solicitation. The solicitation of votes on the Plan complied with the Bankruptcy Code, Bankruptcy Rules, Local Rules, and all applicable non-bankruptcy rules, laws, and regulations, and was appropriate and satisfactory and is approved in all respects.

72. Objections. All objections and all reservations of rights pertaining to Confirmation of the Plan or approval of the Disclosure Statement, if any, that have not been withdrawn, waived, or settled are overruled on the merits.

73. Plan Modifications. The Plan shall be deemed modified as follows:

a.	The definition of “Exculpated Parties” set forth in Article I.A.51 of the Plan shall be deemed amended and restated as follows:

“Exculpated Parties” means, collectively, each of the following, solely in its capacity as such: (i)(a) the Debtors; (b) the Reorganized Debtors; (c) with respect to each of the foregoing parties in clauses (i)(a) and (i)(b), each of such Entity’s current and former Affiliates; and (d) with respect to each of the foregoing parties in clauses (i)(a) through (i)(c), each of such party’s current and former directors, managers, officers, principals, members, managed accounts or funds, fund advisors, employees, equity Holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals~~; and (ii)(a) the Consenting Noteholders; (b) each Trustee, (c) the Consenting Shareholders; (d) BCEI; (e) with respect to each of the foregoing parties in clauses (ii)(a) through (ii)(d), each of such Entity’s current and former Affiliates; and (f) with respect to each of the foregoing parties in clauses (ii)(a) through (ii)(e), each of such party’s current and former directors, managers, officers, principals, members, managed accounts or funds, fund advisors, employees, equity Holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents, advisory board members, financial advisors, investment advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals~~.

b.	Article VIII of the Plan shall be amended to add a new Article VIII.J.

Without in any way limiting the releases and exculpation of Articles VIII.C, D, and E of the Plan, to the fullest extent permitted be section 1125(e) of the Bankruptcy Code, each of the 1125(e) Parties is hereby entitled to all of the protections and benefits afforded by section 1125(e) of the Bankruptcy Code in connection with such party’s solicitation and participation in relation to the Restructuring Transactions, including, the Disclosure Statement and the Plan.

“1125(e) Parties” means (a) the Debtors and Reorganized Debtors, (b) the Consenting Noteholders; (c) each Trustee, (d) the Consenting Shareholders; (e) BCEI; (f) with respect to each of the foregoing parties in clauses (a) through (e), each of such Entity’s current and former Affiliates; and (g) with respect to each of the foregoing parties in clauses (a) through (f), each of such party’s current and former directors, managers, officers, principals, members, managed accounts or funds, fund advisors, employees, equity Holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents, advisory board members, financial advisors, investment advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals.

c.

Notwithstanding anything to the contrary in the Plan or this Confirmation Order, the Third-Party Release set forth in Article VIII.D of the Plan shall exclude any Claims or Causes of Action for gross negligence, willful misconduct, or actual fraud.

d.	The second paragraph of Article VI.D.3 shall be amended and restated as follows:

With respect to distributions of New Take Back Notes, the principal amounts of such notes distributable to each Holder of Allowed Notes Claims will be rounded down to the nearest whole dollar ~~amount that is equal to $2,000 and integral multiples of $1,000 in excess thereof~~ and no additional consideration ~~shares of BCEI Common Stock~~ will be issued or payment made in compensation for such adjustments~~; provided, however, that insofar as the application of the foregoing rule causes a Holder of Allowed Notes Claims to forfeit all of the New Take Back Notes that would otherwise be distributable to such Holder hereunder, the Reorganized Debtors reserve the right to pay such de minimis Holder Cash in lieu of New Take Back Notes~~.

e.	Article VIII.J shall be amended and restated as follows:

Except as expressly provided in this Plan, each Reorganized Debtor may, pursuant to section 553 of the Bankruptcy Code, set off and/or recoup against any Plan Distributions to be made on account of any Allowed Claim (other than any Allowed Notes Claim held by a Consenting Noteholder), any and all claims, rights, and Causes of Action that such Reorganized Debtor may hold against the Holder of such Allowed Claim to the extent such setoff or recoupment is either (1) agreed in amount among the relevant Reorganized Debtor(s) and Holder of Allowed Claim or (2) otherwise adjudicated by the Court or another court of competent jurisdiction; provided that neither the failure to effectuate a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by a Reorganized Debtor or its successor of any and all claims, rights, and Causes of Action that such Reorganized Debtor or its successor may possess against the applicable Holder. ~~In no event shall any Holder of Claims against, or Interests in, the Debtors be entitled to recoup any such Claim or Interest against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors in accordance with Error! Reference source not found. of the Plan on or before the Effective Date, notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.~~

f.	The following provisions shall be deemed deleted from the Plan: (i) Article III.E (Voting Classes; Presumed Acceptance by Non-Voting Classes); and (ii) Article XII.N (Waiver or Estoppel).

74. Deemed Acceptance of Plan as Modified. The Debtors modified the Plan pursuant to this Confirmation Order to address concerns raised by certain parties in interest and made certain clarifications that are either not material or not adverse to Holders of Claims and Interests in the Voting Classes. The Plan modifications comply with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019. Moreover, the Debtors’ key constituents, including the TSA parties and BCEI, affected by such modifications support these changes. Accordingly, no additional solicitation or disclosure was required on account of the modifications and all Holders of Claims and Interests who voted to accept the Plan or who are conclusively presumed to accept the Plan are deemed to have accepted the Plan as modified, revised, supplemented, or otherwise amended (the “Plan Modifications”). No Holder of a Claim or Interest shall be permitted to change its vote as a consequence of the Plan Modifications.

75. Plan Classifications Controlling. The terms of the Plan shall solely govern the classification of Claims and Interests for purposes of the distributions to be made thereunder. The classifications set forth on the Ballots tendered to or returned by the Holders of Claims or Interests in connection with voting on the Plan: (a) were set forth thereon solely for purposes of voting to accept or reject the Plan; (b) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of Claims or Interests under the Plan for distribution purposes; (c) may not be relied upon by any Holder of a Claim or Interest as representing the actual classification of such Claim or Interest under the Plan for distribution purposes; and (d) shall not be binding on the Debtors except for voting purposes.

76. No Action Required; Corporate Action. On or before the Effective Date, as applicable, all actions of the Debtors and the Reorganized Debtors contemplated under the Plan and the Merger Agreement, and consistent with, but subject to all terms and conditions of the TSA and the Merger Agreement, shall be deemed authorized and approved in all respects, including: (1) adoption or assumption, as applicable, of the Employment Obligations; (2) selection of the directors, officers, or managers for the Reorganized Debtors or New BCEI Board, as applicable; (3) the issuance, sale, and distribution of BCEI Common Stock; (4) the issuance, sale, and distribution of New Take Back Notes; (5) implementation of the Restructuring Transactions; (6) entry into the Exit RBL Documents and incurring indebtedness thereunder; (7) adoption of the New Organizational Documents; (8) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; and (9) all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions contemplated by the Plan, the Merger Agreement and the Exit RBL Documents. All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate, partnership, limited liability company, or other governance action required by the Debtors or the Reorganized Debtors, as applicable, in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security Holders, directors, officers, or managers of the Debtors or the Reorganized Debtors, as applicable. On or (as applicable) prior to the Effective Date, the appropriate officers of the

Debtors or the Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the BCEI Common Stock, the New Take Back Notes, the New Take Back Notes Indenture, any to guaranty of the New Take Back Notes, the New Organizational Documents, the Exit RBL Facility, the Exit RBL Documents, the Registration Rights Agreement, and any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by Article IV.E.5 of the Plan shall be effective notwithstanding any requirements under non-bankruptcy law; provided, however, nothing in Article IV.E.5 of the Plan shall be deemed to have satisfied or waived any terms and conditions of the Merger Agreement.

77. Binding Effect. Subject to Article IX.A of the Plan and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan (including, for the avoidance of doubt, the Plan Supplement) shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

78. Vesting of Assets in the Reorganized Debtors. Except as otherwise provided in the Plan, the Merger Agreement, this Confirmation Order, or any agreement, instrument, or other document incorporated herein, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in the Reorganized Debtors, free and clear of all Liens, Claims, charges, Causes of Action, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, the Confirmation Order, or any agreement, instrument, or other document incorporated herein, the Reorganized Debtors may operate their businesses and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

79. Effectiveness of All Actions. All actions contemplated by the Plan, including all actions in furtherance of or in connection with the Merger Agreement, TSA (including negotiation of the Definitive Documents (as defined in the TSA)), the Plan Supplement, and the Plan, as the same may be modified from time to time prior to the Effective Date, are hereby authorized to be taken on, prior to, or after the Effective Date, as applicable, without further application to or order of the Court, or further action by the respective officers, directors, managers, members, or equity holders of the Debtors or the Reorganized Debtors and with the effect that such actions had been taken by the unanimous action, consent, approval and vote of each of such officer, director, manager, member, or equity holder.

80. Restructuring Transactions. The Debtors or Reorganized Debtors, as applicable, are authorized to take any actions they deem necessary or appropriate to enter into and effectuate the Restructuring Transactions, including the consummation of the Merger, and the transactions contemplated by the Merger Agreement, the TSA, the Plan Supplement, and the Plan, as the same may be modified from time to time prior to the Effective Date. Any transfers of assets or equity interests effected or any obligations incurred through the Restructuring Transactions (including, without limitation, as and to the extent provided for or contemplated in the Merger Agreement, the TSA, the Plan, or the Plan Supplement (including all consent rights set forth therein)) are hereby approved and shall not constitute fraudulent conveyances or fraudulent transfers or otherwise be subject to avoidance.

81. Exemption from Certain Taxes. To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (1) the issuance, reinstatement, distribution, transfer, or exchange of any debt or equity securities of the Debtors, the Reorganized Debtors, or BCEI, including BCEI Common Stock and New Take Back Notes; (2) the Restructuring Transactions; (3) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (4) the making, assignment, or recording of any lease or sublease; (5) the grant of collateral as security for any or all of the Exit RBL Facility; or (6) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan or the Merger Agreement, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, sale or use tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of this Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(a) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

82. Distributions. The procedures governing distributions contained in Article VI of the Plan shall be, and hereby are, approved in their entirety. Except as otherwise set forth in the Plan, the Merger Agreement, or this Confirmation Order, the Disbursing Agent shall make all distributions required under the Plan on the Effective Date. For the avoidance of doubt, the Trustee shall not be required to act as Disbursing Agent for any distribution of any BCEI Common Stock or New Take Back Notes on account of Allowed Notes Claims (but shall be entitled to exercise its charging lien against such distributions) and shall have no responsibility or liability for such distributions.

83. Claims Register. Any duplicate Claim or Interest or any Claim or Interest that has been paid, satisfied, amended, or superseded may be adjusted on or expunged from the claims register by the Reorganized Debtors without the Reorganized Debtors having to file an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Court, and the Reorganized Debtors and Epiq are directed to adjust on or expunge such Claims or Interests from the Claims Register, as applicable.

84. Exit RBL Facility. On the Effective Date, the Reorganized Debtors party thereto as guarantors shall enter into the Exit RBL Facility, the terms of which will be set forth in the Exit RBL Documents and subject to the consent rights in the TSA and the Merger Agreement. Confirmation of the Plan shall be deemed approval of the Exit RBL Facility and the Exit RBL Documents, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, expenses, and other payments provided for therein and authorization of the Reorganized Debtors to, as applicable, enter into and execute the Exit RBL Documents, and such other documents as may be required to effectuate the treatment afforded by the Exit RBL Facility. On the Effective Date, all of the Liens and security interests to be granted in accordance with the Exit RBL Documents (a) shall be deemed to be granted, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Exit RBL Documents, (c) shall be deemed automatically perfected on the Effective Date, subject only to such senior Liens and security interests as may be permitted under the Exit RBL Documents, and (d) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the Persons and Entities granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and this Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of this Confirmation Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties. On the Effective Date, Allowed RBL Claims shall receive Payment in Full using proceeds of the Exit RBL Facility and/or such other funds provided by BCEI, in either case as and to the extent set forth in the RBL Payoff Letter.

85. New Organizational Documents, New Take Back Notes Indenture, and the Registration Rights Agreement. The terms of the New Organizational Documents, the New Take Back Notes Indenture, the New Take Back Notes, any guaranty of the New Take Back Notes, and the Registration Rights Agreement as set forth in the Plan Supplement are approved in all respects. The obligations of the Reorganized Debtors under the applicable New Organizational Documents, will, upon the Effective Date, constitute legal, valid, binding, and authorized obligations of such Reorganized Debtor, enforceable in accordance with their terms and not in contravention of any state or federal law. On the Effective Date, without any further action by the Court or the directors, officers, managers, or equity holders of any of the Reorganized Debtors, each Reorganized Debtor will be and is authorized to enter into the New Organizational Documents, the New Take Back Notes Indenture, the New Take Back Notes, any guaranty of the New Take Back Notes, the Registration Rights Agreement, and all related documents to which such Reorganized Debtor is contemplated to be a party on the Effective Date. In addition, on the Effective Date, without any further action by the Court or the directors, officers, managers, or equity holders of any of the Reorganized Debtors, each applicable Reorganized Debtor will be and is authorized and directed to: (a) execute, deliver, file, and record any other contracts, assignments, certificates, instruments, agreements, guaranties, or other documents executed or delivered in connection with the New Organizational Documents, the New Take Back Notes Indenture, the New Take Back Notes, any guaranty of the New Take Back Notes, and the Registration Rights Agreement; (b) issue the New Take Back Notes, including any guaranty thereof, and the BCEI Common Stock pursuant to the Merger Agreement and under the Plan; (c) perform all of its obligations under the New Organizational Documents, the New Take Back Notes Indenture, and the Registration Rights Agreement; and (d) take all such other actions as any of the responsible officers of such Reorganized Debtor may determine are necessary, appropriate or desirable in connection with the consummation of the transactions contemplated by the New Organizational Documents, the New Take Back Notes Indenture, the New Take Back Notes, any guaranty of the New Take Back Notes, and the Registration Rights Agreement. Notwithstanding anything to the contrary in this Confirmation Order or Article XII of the Plan, after the Effective Date, any disputes arising under the New Organizational Documents, the New Take Back Notes Indenture, the New Take Back Notes, any guaranty of the New Take Back Notes, and the Registration Rights Agreement will be governed by the jurisdictional provisions therein.

86. Compromise of Controversies. In consideration for the distributions and other benefits, including releases, provided under the Plan, the provisions of the Plan constitute a good faith compromise and settlement of all Claims, Interests, and controversies resolved under the Plan, including, without limitation, (1) any challenge to the amount, validity, perfection (as applicable), enforceability, priority, or extent of the RBL Claims, the Notes Claims, and the Existing HPR Interests and (2) any claim to avoid, subordinate, or disallow any of the RBL Claims, the Notes Claims, or the Existing HPR Interests, whether under any provision of chapter 5 of the Bankruptcy Code, on any equitable theory (including equitable subordination, equitable disallowance, or unjust enrichment) or otherwise, and the entry of this Confirmation Order constitutes approval of such compromise and settlement under Bankruptcy Rule 9019.

87. Cancellation of Existing Agreements and Interests. On the Effective Date, except with respect to the Exit RBL Facility or to the extent otherwise provided in the Plan or this Confirmation Order, all notes, instruments, certificates, and other documents evidencing Claims or Interests, including, but not limited to, credit agreements, the Indentures and the Notes, shall be cancelled and the obligations of the Debtors and any non-Debtor Affiliate thereunder or in any way related thereto shall be deemed satisfied in full, cancelled, discharged, and of no force or effect, and the Agents and the Trustee shall be automatically and fully released from all duties and obligations thereunder; provided that, notwithstanding the foregoing or anything to the contrary in the Plan or in this Confirmation Order, the RBL Credit Agreement, the Notes and the Indentures shall continue in effect for the limited purpose of (i) allowing Holders of Claims thereunder to receive, and allowing and preserving the rights of the Disbursing Agent to make, distributions under the Plan, (ii) permitting the Trustee to exercise its charging lien against such distributions for payment of any unpaid portion of the Trustee Fees, (iii) preserving all rights, remedies, indemnities, powers, and protections, including rights of enforcement, of the Agents or the Trustee against any person, including, any rights of the Trustee with respect to indemnification or contribution from the Holders of Notes Claims, or any exculpations of the Trustee, pursuant to and subject to the terms of the applicable Indenture, (iv) permitting the Agents or the Trustee to enforce any obligation owed to the Agents or the Trustee under the Plan, (v) permitting the Agents or the Trustee to appear in the Chapter 11 Cases or in any proceeding in the Court or any other court, and (vi) permitting the Agents or the Trustee to perform any functions that are necessary to effectuate the foregoing. Holders of or parties to such cancelled instruments, securities, and other documentation will have no rights arising from or relating to such instruments, securities, and other documentation, or the cancellation thereof, except the rights provided for pursuant to the Plan. Notwithstanding the foregoing or anything to the contrary in the Plan or in this Confirmation Order, any rights of the Agents or the Trustee to indemnification under the RBL Credit Agreement, and the Indentures shall remain binding and enforceable in accordance with the terms of such documents and shall not be subject to discharge, impairment, or release under the Plan or this Confirmation Order. If the record holder of the Notes is DTC or its nominee or another securities depository or custodian thereof, and such Notes are represented by a global security held by or on behalf of DTC or such other securities depository or custodian, then, as a condition precedent to receiving any distribution on account of its Allowed Notes Claim, each such Holder of the Notes shall be deemed to have surrendered such Holder’s Notes and all other evidence of such indebtedness upon surrender of such global security by DTC or such other securities depository or custodian thereof, and all such surrendered Notes and other documentation shall be deemed to be cancelled pursuant to this section, except to the extent otherwise provided herein. Any credit agreement or other instrument that governs the rights, claims, and remedies of the Holder of a Claim shall continue in full force and effect for purposes of allowing Holders of Allowed Claims to receive distributions under the Plan.

88. Assumption and Assignment of Contracts and Leases. On the Effective Date, each Executory Contract and Unexpired Lease shall be deemed assumed, unless it is the subject of a motion to reject that is pending on the Effective Date or has been rejected pursuant to an order of the Court, without the need for any further notice to or action, order, or approval of the Court, under section 365 of the Bankruptcy Code, and the payment of Cures, if any, shall be paid in accordance with Article V.C of the Plan and the Cure Schedule. The assumption of Executory Contracts and Unexpired Leases hereunder may include the assignment of certain of such contracts to Affiliates. Each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements related thereto, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests. Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during these Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease or the validity, priority, or amount of any Claims that may arise in connection therewith.

89. The provisions governing the treatment of Executory Contracts and Unexpired Leases set forth in Article V of the Plan (including the procedures regarding the resolution of any and all disputes concerning the assumption and assignment, as applicable, of such Executory Contracts and Unexpired Leases) shall be, and hereby are, approved in their entirety.

90. Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the Cure on the Effective Date or as soon as reasonably practicable thereafter. Unless otherwise agreed upon in writing by the parties to the applicable Executory Contract or Unexpired Lease, all requests for payment of Cure that differ from the amounts paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty must be Filed with the Court on or before thirty (30) days after the Effective Date. Any such request that is not timely Filed shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Court.

91. Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise and full payment of any applicable Cure pursuant to Article V.C of the Plan shall result in the full release and satisfaction of any Cures, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in these Chapter 11 Cases, including pursuant to this Confirmation Order, and for which any Cure has been fully paid pursuant to Article V.C of the Plan shall be deemed disallowed and expunged as of the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Court.

92. Indemnification. On and as of the Effective Date, all Indemnification Provisions, consistent with applicable law, currently in place (whether in the by-laws, certificates of incorporation or formation, limited liability company agreements, limited partnership agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for the current and former members of any Governing Body, directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of, or acting on behalf of, the Debtors, as applicable, shall be assumed, reinstated and remain intact, irrevocable, and shall survive the Effective Date on terms no less favorable to such current and former members of any Governing Body, directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of, or acting on behalf of, the Debtors than the indemnification provisions in place prior to the Effective Date. None of the Debtors, or the Reorganized Debtors, as applicable, will amend and/or restate their respective governance documents before or after the Effective Date to amend, augment, terminate, or adversely affect any of the Debtors’ or the Reorganized Debtors’ obligations to provide such indemnification rights or such directors’, officers’, employees’, equityholders’ or agents’ indemnification rights. On and as of the Effective Date, any of the Debtors’ indemnification obligations with respect to any contract or agreement that is the subject of or related to any litigation against the Debtors or Reorganized Debtors, as applicable, shall be assumed by the Reorganized Debtors and otherwise remain unaffected by the Chapter 11 Cases.

93. Authorization to Consummate. The Debtors are authorized to consummate the Plan, solely in accordance with the terms thereof (including any consent rights set forth or incorporated therein) after the entry of this Confirmation Order subject to satisfaction or waiver (by the required parties) of the conditions precedent to Consummation set forth in Article IX of the Plan.

94. Professional Compensation. All final requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Effective Date must be Filed no later than forty-five (45) days after the Effective Date. The Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Court. The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount the Court allows, including from the Professional Fee Escrow Account, which the Reorganized Debtors will establish in trust for the Professionals and fund with Cash equal to the Professional Fee Amount on the Effective Date. No funds in the Professional Fee Escrow Account shall be property of the Estates of the Debtors or the Reorganized Debtors. Any funds remaining in the Professional Fee Escrow Account after all Allowed Professional Claims have been paid will be turned over to the Reorganized Debtors. From and after the Effective Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Court.

95. Reimbursement of Restructuring Expenses. The Restructuring Expenses incurred, or estimated to be incurred, up to and including the Effective Date, payable pursuant to the TSA shall be paid in full in Cash on the Effective Date (to the extent not previously paid prior to or during the course of these Chapter 11 Cases) in accordance with, and subject to, the terms of the TSA, without any requirement to file a fee application with the Court, without the need for itemized time detail, and without any requirement for Court review or approval. All Restructuring Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date.

96. Payment of Trustee Fees. All reasonable and documented Trustee Fees incurred, or estimated to be incurred, by the Trustee up to and including the Effective Date shall be paid in full in Cash on the Effective Date by the Reorganized Debtors without any requirement to file a fee application with the Court or without any requirement for review or approval by the Court or any other party. Thereafter, to the extent the Trustee provides services or incurs Trustee Fees, including professional fees, related to or in connection with the Plan, the Confirmation Order, the 7% Notes Indenture or the 8.75% Notes Indenture after the Effective Date, the Trustee shall be entitled to receive from the Reorganized Debtors, without further Court approval, reimbursement of reasonable and documented Trustee Fees incurred in connection with such services.

97. Release, Exculpation, Discharge, and Injunction Provisions. The release, exculpation, discharge, injunction, and related provisions set forth in Article VIII of the Plan shall be, and hereby are, approved and authorized in their entirety, including, but not limited to:

Debtors’ Releases. The Debtors’ Releases set forth in Article VIII.C of the Plan is hereby approved.

Third-Party Release. The Third-Party Release set forth in Article VIII.D of the Plan is hereby approved.

Exculpation. The Exculpation set forth in Article VIII.E of the Plan is hereby approved.

Injunction. The Injunction provision set forth in Article VIII.F of the Plan is hereby approved.

98. Release of Liens. The Release of Liens provision set forth in Article VIII.B of the Plan is hereby approved. The Holders of mortgages, deeds of trust, Liens, pledges, or other security interests subject to release pursuant to Article VIII.B shall execute such documents as may be reasonably requested by the Debtors or the Reorganized Debtors, as applicable, to reflect or effectuate such releases, and all of the right, title, and interest of any Holders of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the applicable Reorganized Debtor and its successors and assigns.

99. Utility Order. On or as reasonably practicable after the Effective Date, and only after all postpetition, but pre-Effective Date, Claims on account of utility services have been paid and any disputes with respect to such Claims have been resolved, the Reorganized Debtors are authorized to withdraw the funds held in the segregated escrow account pursuant to the Interim Order (I) Approving the Debtors’ Proposed Adequate Assurance of Payment for Future Utility Services, (II) Prohibiting Utility Companies from Altering, Refusing, or Discontinuing Services, (III) Approving the Debtors’ Proposed Procedures for Resolving Additional Assurance Requests, and (IV) Granting Related Relief [Docket No. 85] (the “Utility Order”), and the Reorganized Debtors shall have no further obligations to comply with the Utility Order. If applicable, all utilities, including any Person or Entity that received a deposit or other form of adequate assurance of performance under section 366 of the Bankruptcy Code during these Chapter 11 Cases in compliance with the Utility Order or otherwise, must return such deposit or other form of adequate assurance of performance to the Debtors or the Reorganized Debtors, as the case may be, on or before the Effective Date, provided that any such utility may apply such deposit or other form of adequate assurance of performance to the Reorganized Debtors’ account within 30 days of the Effective Date.

100. Compliance with Tax Requirements. In connection with the Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions made pursuant to the Plan shall be subject to such withholding and reporting requirements, including tax withholding by BCEI pursuant to Article III of the Merger Agreement. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors, the Disbursing Agent, and BCEI (to the extent set forth in the Merger Agreement) shall be authorized to take all actions necessary to comply with such withholding and reporting requirements, including (i) liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate, and (ii) with respect to withholding by BCEI pursuant to the Merger Agreement, withholding of Taxes (as defined in the Merger Agreement) taken in BCEI Common Stock. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, Liens, and encumbrances. Any amounts withheld pursuant to the Plan shall be deemed to have been distributed to and received by the applicable recipient for all purposes of the Plan. The distributing party may require a Holder of an Allowed Claim or Interest to complete and return an Internal Revenue Service Form W-8 or W-9, as applicable to each such Holder, and any other applicable tax forms.

101. Documents, Mortgages, and Instruments. Each federal, state, commonwealth, local, foreign, or other governmental agency is authorized to accept any and all documents, mortgages, and instruments necessary or appropriate to effectuate, implement, or consummate the Plan, including the Restructuring Transactions and this Confirmation Order.

102. Continued Effect of Stays and Injunction. Unless otherwise provided in the Plan or this Confirmation Order, all injunctions or stays in effect in these Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code or any order of the Court that is in existence on the Confirmation Date shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or this Confirmation Order (including the Injunction) shall remain in full force and effect in accordance with their terms.

103. Nonseverability of Plan Provisions upon Confirmation. Each provision of the Plan is: (a) valid and enforceable in accordance with its terms; (b) integral to the Plan and may not be deleted or modified without the Debtors’ consent, provided that any such deletion or modification shall be subject to the terms of the Merger Agreement and TSA; and (c) nonseverable and mutually dependent.

104. Post-Confirmation Modifications. Without the need for further order or authorization of the Court, the Debtors or the Reorganized Debtors, as applicable, are authorized and empowered, to make any and all modifications to any and all documents that are necessary to effectuate the Plan that do not materially modify the terms of such documents and are consistent with the Plan (subject in all respects to any applicable consents or consultation rights incorporated and set forth therein or in the Merger Agreement and TSA). Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, the Merger Agreement, and the TSA, the

Debtors and the Reorganized Debtors expressly reserve their respective rights to revoke or withdraw, or to alter, amend, or modify materially the Plan with respect to such Debtor, one or more times after Confirmation, and, to the extent necessary, may initiate proceedings in the Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or this Confirmation Order, in such manner as may be necessary to carry out the purposes and intent of the Plan, consistent with the TSA and the Merger Agreement (and subject in all respects to any applicable consents or consultation rights incorporated and set forth therein or in the Merger Agreement or TSA). Any such modification or supplement shall be considered a modification of the Plan and shall be made in accordance with Article X of the Plan.

105. Applicable Non-Bankruptcy Law. The provisions of this Confirmation Order, the Plan and related documents, or any amendments or modifications thereto, shall apply and be enforceable notwithstanding any otherwise applicable non-bankruptcy law.

106. Waiver of Filings. Any requirement under section 521 of the Bankruptcy Code or Bankruptcy Rule 1007 obligating the Debtors to File any list, schedule, or statement with the Court or the Office of the U.S. Trustee is permanently waived as to any such list, schedule, or statement not Filed as of the Confirmation Date.

107. Waiver of Section 341 Meeting of Creditors or Equity Holders; Waiver of Schedules and Statements. Any requirement under section 341(e) for the U.S. Trustee to convene a meeting of creditors or equity holders is permanently waived as of the Confirmation Date. Any requirement for the Debtors to File schedules of assets and liabilities and statements of financial affairs is permanently waived as of the Confirmation Date.

108. Governmental Approvals Not Required. This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules, or regulations of any state, federal, or other governmental authority with respect to the dissemination, implementation, or consummation of the Plan and the Disclosure Statement, any certifications, documents, instruments or agreements, and any amendments or modifications thereto, and any other acts referred to in, or contemplated by, the Plan and the Disclosure Statement.

109. Notices of Confirmation and Effective Date. In accordance with Bankruptcy Rules 2002 and 3020(c), within 10 business days of the Effective Date, the Reorganized Debtors shall cause the notice of Confirmation (the “Confirmation Notice”), substantially in the form attached hereto as Exhibit B, to be served by United States mail, first class postage prepaid, by hand, or by overnight courier service to all parties served with the Combined Notice; provided that no notice or service of any kind shall be required to be mailed or made upon any Entity to whom the Debtors mailed a Combined Notice, but received such notice returned marked “undeliverable as addressed,” “moved, left no forwarding address,” “forwarding order expired,” or similar reason, unless the Debtors or Reorganized Debtors, as applicable, have been informed in writing by such Entity, or are otherwise aware, of that Entity’s new address. Mailing of the Confirmation Notice in the time and manner set forth in this paragraph shall be good, adequate, and sufficient notice under the particular circumstances and in accordance with the requirements of Bankruptcy Rules 2002 and 3020(c) and no further notice is necessary.

110. The Confirmation Notice shall constitute sufficient notice of the entry of this Confirmation Order to such filing and recording officers, and shall be a recordable instrument notwithstanding any contrary provision of applicable nonbankruptcy law.

111. Failure of Consummation. Notwithstanding the entry of this Confirmation Order, if the Effective Date does not occur, then the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (a) constitute a waiver or release of any Claims by the Debtors, Claims, or Interests; (b) prejudice in any manner the rights of the Debtors, any Holders of Claims or Interests, BCEI, or any other Entity; or (c) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders of Claims or Interests, BCEI, or any other Entity, provided, however, that any such rendering of the Plan null and void shall not affect the validity or enforceability of any other order entered by the Court or of any agreement, instrument or other documents executed by any Debtor prior to such date.

112. Substantial Consummation. On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127 of the Bankruptcy Code.

113. Waiver of Stay. For good cause shown, the requirements under Bankruptcy Rule 3020(e) that an order confirming a plan is stayed until the expiration of 14 days after entry of the order are waived. This Confirmation Order shall be effective and enforceable immediately upon its entry by the Court and shall not be stayed pursuant to the Bankruptcy Code, Bankruptcy Rules 3020(e), 6004(h), 6006(d), or 7020, or otherwise.

114. References to and Omissions of Plan Provisions. References to articles, sections, and provisions of the Plan are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan. The failure to specifically include or to refer to any particular article, section, or provision of the Plan in this Confirmation Order shall not diminish or impair the effectiveness of such article, section, or provision, it being the intent of the Court that the Plan be confirmed in its entirety, except as expressly modified herein, and incorporated herein by this reference.

115. Headings. Headings utilized herein are for convenience and reference only, and do not constitute a part of the Plan or this Confirmation Order for any other purpose.

116. Effect of Conflict between Plan and Confirmation Order. This Confirmation Order supersedes any Court order issued prior to the Confirmation Date that may be inconsistent with this Confirmation Order. If there is any inconsistency between the terms of the Plan (other than with respect to any consent rights set forth or incorporated therein) and the terms of this Confirmation Order, the terms of this Confirmation Order shall govern and control.

117. Interim Cash Collateral Order. On the Effective Date, the Interim Order under 11 U.S.C. §§ 105, 361, 362, 363 and 507, and Bankruptcy Rules 2002, 4001 and 9014 (I) Authorizing Debtors to Use Cash Collateral, (II) Granting Adequate Protection to Prepetition Secured Parties, and (III) Scheduling a Final Hearing Pursuant to Bankruptcy Rule 4001(b) [Docket No. 89] (the “Interim Cash Collateral Order”) shall be deemed a Final Order in all respects, including each provision and finding of fact included therein, and shall constitute the “Final Order” contemplated by, and as defined in, the Interim Cash Collateral Order.

118. Compliance with Securities Laws. To the extent the offer, sale, issuance, and distribution of BCEI Common Stock and New Take Back Notes, including any guaranty thereon, as contemplated by Article III of the Plan, was not registered by BCEI pursuant to its Registration Statements on Form S-4, declared effective February 9, 2021 (the “Registration Statements”), for any reason, such offer, sale, issuance, and distribution of BCEI Common Stock and New Take Back Notes, including any guaranty thereon, shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration prior to the offer, sale, issuance, or distribution of Securities in accordance with, and pursuant to, section 1145 of the Bankruptcy Code. Accordingly, pursuant to the Registration

Statements or section 1145 of the Bankruptcy Code, such BCEI Common Stock and New Take Back Notes, including any guaranty thereon, will be freely tradable in the United States by the recipients thereof, subject to compliance with applicable securities laws and rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments and subject to any restrictions in the New Organizational Documents, the New Take Back Notes Indenture, or any agreement entered into by any such recipient and BCEI. Should the Reorganized Debtors and BCEI elect on or after the Effective Date to reflect any ownership of BCEI Common Stock or the New Take Back Notes through the facilities of the DTC, the Reorganized Debtors and BCEI need not provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of BCEI Common Stock and the New Take Back Notes under applicable securities laws. Notwithstanding anything to the contrary in the Plan, no entity (including, for the avoidance of doubt, DTC) shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether BCEI Common Stock or New Take Back Notes are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

119. Reservation of Rights of the Securities and Exchange Commission. Notwithstanding any language to the contrary in the Disclosure Statement, Plan, and/or Confirmation Order, no provision shall (i) preclude the United States Securities and Exchange Commission from enforcing its police or regulatory powers; or, (ii) enjoin, limit, impair or delay the SEC from commencing or continuing any claims, causes of action, proceeding or investigations against any non-debtor person or non-debtor entity in any forum.

120. Cooperation by the DTC. The DTC shall be required to accept and conclusively rely upon the Plan or Confirmation Order in lieu of a legal opinion regarding whether BCEI Common Stock or New Take Back Notes are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. No Disbursing Agent or indenture trustee shall be required to provide indemnification or other security to DTC in connection with any distributions to Holders of Allowed Claims through the facilities of DTC.

121. Due Process. Any person or governmental unit alleging that it had inadequate due process notice and opportunity to object to this Order may file an objection no later than 30 days from the date hereof. If any person or governmental unit demonstrates a deprivation of its due process rights, after notice and hearing the Court will issue an appropriate order that fully vindicates those due process rights.

122. Applicable parties in interest entitled to opt out of the Third-Party Release shall have 30 days from the date the Debtors serve the Confirmation Notice, which shall inform such parties of (a) the extended deadline to opt out of the Third-Party Release, (b) the manner in which such election can be exercised via email to the Notice and Claims Agent, and (c) the fact that their respective economic recoveries under the Plan are not impacted by opting out of the Third-Party Release (whereas such election would cause applicable parties to lose the benefit of the mutual release under the Plan).

123. For the avoidance of doubt, nothing in the Plan or this Confirmation Order shall be construed to deprive applicable parties in interest of their rights, if any, pursuant to sections 502(a) and 503 of the Bankruptcy Code to object to applicable asserted claims in accordance with applicable rules, statutes, and decisional law.

124. Provisions Regarding A2D License. Notwithstanding anything in the Plan or this Confirmation Order to the contrary, the Log-Line Plus Operating Agreement and the Addendum I to the Log-Line Plus Operating Agreement, each dated May 7, 2009 (collectively, the “A2D License”), by and between Debtor HighPoint Resources Corporation and A2D Technologies, Inc., d/b/a TGS Geological Products and Services (“A2D”) shall be deemed mutually terminated as of the Effective Date and within fourteen (14) days of the Effective Date, the Reorganized Debtors shall return or destroy any and all data licensed under the A2D License (including adaptations and derivatives of the data and any interpretations containing the data) and certify to such return or destruction to A2D; provided, however, that the Debtors shall have no obligation to return or destroy any such materials where the applicable content is licensed by BCEI, given that BCEI will have its own obligation to return or destroy any such materials when its own license agreement with A2D expires or terminates.

125. Provisions Regarding U.S. Specialty Insurance Company. For the avoidance of doubt, U.S. Specialty Insurance Company (together with any and all of its surety affiliates, “Surety”) is Unimpaired under the Plan, including with respect to its rights against any of the Debtors and/or the Reorganized Debtors in connection with: (i) surety bonds or similar or related instruments issued and/or executed by the Surety on behalf of certain of the Debtors and/or their non-debtor affiliates (each a “Bond” and collectively the “Bonds”); (ii) any and all indemnity-related agreements, including, but not limited to, the Payment and Indemnity Agreement No. 1091 dated April 5, 2016 and Additional Named Principal Supplement dated September 18, 2018 (collectively, “Indemnity Agreements”); (iii) any cash collateral or other collateral of the Surety; and (iv) any related documents. Notwithstanding any provision in the Interim Cash Collateral Order (on an interim or final basis), the Plan or this Confirmation Order (together with any orders, documents, or agreements relating thereto and any amended versions of the foregoing, for purposes of this paragraph only, the “Plan Documents”) to the contrary: (a) all set-off, recoupment, trust and lien rights, and all security interests, of the Surety and any obligee and/or beneficiary under any Bond are preserved against the Debtors and/or the Reorganized Debtors, and, further, the Debtors’, the Reorganized Debtors’, and all parties’ right and defenses with respect to any such rights and/or interests are also preserved; (b) the Indemnity Agreements and the Bonds are deemed and treated as executory contracts (and specifically not to be deemed an “insurance policy” under the Plan) and will be assumed (but not assigned) by the Debtors pursuant to the Plan without the need or requirement of any Surety to file or serve any objection to a proposed cure amount or fee application; (c) the Surety reserves all of its rights to modify, extend and/or cancel any Bond in accordance with the terms thereof but without regard to these Chapter 11 Cases; (d) the Surety has no obligation under the Plan Documents to issue or execute any new bond on behalf of any entity, and the Surety has no obligation to extend, modify or increase the amount of any Bond; (e) the Surety has elected to opt out of the Third-Party Release and said election shall be effective on the Effective Date; (f) to the extent the Surety pays a claim or claims of any claimant(s) under any of the Bonds, Art. VI.K of the Plan does not apply to the Surety’s related subrogation claim in any way; (g) any and all of the Surety’s Allowed Claims shall be paid by the Debtors in accordance with the Plan; and (h) the Debtors’ and the Surety’s respective rights pursuant to Section 502(j) of the Bankruptcy Code are preserved.

126. Provisions Regarding Tallgrass Contracts. With respect to each of (a) that certain transportation services agreement, dated as of May 18, 2019, as between Debtor HighPoint Operating Corporation and Tallgrass Pony Express Pipeline, LLC, and (b) that certain water commitment contract, dated as of March 13, 2019, as between Debtor HighPoint Operating

Corporation and Tallgrass Water Western, LLC (f/k/a BNN Western, LLC) (such agreements referred to in subparts (a) and (b), the “Tallgrass Contracts”), the agreed cure amount for each Tallgrass Contract is $0 and, for the avoidance of doubt, the Debtors shall assume the Tallgrass Contracts on the Effective Date.

127. Provisions Regarding Certain Governmental Units and Indian Landowners. Notwithstanding any provision in the Plan, the Plan Supplement, this Confirmation Order, the Definitive Documents or other implementing Plan documents (collectively and solely for purposes of this paragraph, the “Plan Documents”): nothing discharges or releases the Debtors, the Reorganized Debtors, or any non-debtor from any right, claim, liability, obligation, defense or Cause of Action of the United States or any federally-recognized Indian tribes or Indian individuals with (a) lands or minerals held in federal trust or (b) lands held in fee with federal restriction on alienation (collectively, “Indian Landowner(s)”) or any State, or impairs the ability of the United States, Indian Landowners or any State to pursue any right, claim, liability, obligation, defense, or Cause of Action against any Debtor, Reorganized Debtor or non-debtor. Contracts, leases, covenants, operating rights agreements, grants of rights-of-way, grants of rights-of-use and easements, purchase orders, applications, agreements, guaranties, indemnifications, or other interests of or with the United States, Indian Landowners or any State shall be, subject to any applicable non-bankruptcy legal or equitable rights or defenses of the Debtors or Reorganized Debtors, paid, treated, determined and administered in the ordinary course of business as if the Debtors’ bankruptcy cases were never filed and the Debtors and Reorganized Debtors and non-debtors shall comply with all applicable non-bankruptcy law. All rights, claims, liabilities, obligations, defenses or Causes of Action, of or to the United States, Indian Landowners or any State, shall survive the Debtors’ bankruptcy cases as if they had not been commenced and be determined in the ordinary course of business, including in the manner and by the administrative or judicial tribunals in which such rights, claims, liabilities, obligations, defenses or Causes of Action would have been resolved or adjudicated if the Debtors’ bankruptcy cases had not been commenced; and nothing in the Plan Documents shall alter any rights, claims, liabilities, obligations, defenses or Causes of Action of or to the Debtors or the Reorganized Debtors under non-bankruptcy law as it relates to the United States, any Indian Landowner, or any State. Without limiting the foregoing, for the avoidance of doubt, nothing shall: (i) require the United States, Indian Landowners or any State to file any proofs of claim or administrative expense claims in the Debtors’ bankruptcy cases for any right, claim, liability, obligation, defense, or Cause of Action; (ii) affect or impair the exercise of the United States’, any Indian Landowner’s or any State’s police and regulatory powers against the Debtors, the Reorganized Debtors or any non-debtor; (iii) be interpreted to set cure amounts or to require the United States, Indian Landowners or any State to novate or otherwise consent to the transfer of any federal, Indian Landowner or State contracts, leases, covenants, operating rights agreements, grants of rights-of-way, grants of rights-of-use and easements, purchase orders, applications, agreements, guaranties, indemnifications, or other interests (iv) affect or impair the United States’, Indian Landowner’s or any State’s, on the one hand, or the Debtors’, on the other hand, non-bankruptcy rights and defenses of setoff and recoupment, or ability to assert setoff or recoupment against the Debtors or the Reorganized Debtors, on the one hand, or the the United States, Indian Landowner or any State, on the other hand, and such non-bankruptcy rights and defenses are expressly preserved; (v) constitute an approval or consent by the United States, Indian Landowners or any State without compliance with all applicable legal requirements and approvals under non-bankruptcy law; (vi) impair the compliance review and audit rights of the United States, any Indian Landowners, or any State or

alter any applicable statute of limitations of, or with respect to, any compliance review or administrative review process of the United States, any Indian Landowner, or State for any period of time and each shall retain and have the right to audit and/or perform any compliance review and collect additional monies from the Debtors or the Reorganized Debtors or any non-debtor in the ordinary course as if the Debtors’ bankruptcy cases had not been commenced; (vii) affect any appeal of any administrative order or decision issued by the United States, any Indian Landowner or any State and non-bankruptcy law shall apply to such appeals; or (viii) relieve any party from compliance with all licenses and permits issued by governmental units in accordance with non-bankruptcy law.

128. Final Order. This Confirmation Order is a Final Order and the period in which an appeal must be filed shall commence upon the entry hereof.

129. Closing of the Chapter 11 Cases. Upon the Effective Date, the Reorganized Debtors shall be permitted to close all of the Chapter 11 Cases except for one of the Chapter 11 Cases (the “Lead Case”) as determined by the Reorganized Debtors, and all contested matters relating to each of the Debtors, including objections to Claims, shall be administered and heard in such Lead Cases; provided, as of the Effective Date, the Reorganized Debtors shall submit separate orders to the Bankruptcy Court under certification of counsel and notice to the U.S. Trustee regarding each such case closing. For the avoidance of doubt, the remaining Debtor on the Lead Case will remain responsible for all Quarterly Fees due to all Debtors until all Quarterly Fees have been paid by the closing Debtors.

130. Retention of Jurisdiction. The Court may properly, and upon the Effective Date shall, to the full extent set forth in the Plan, retain jurisdiction over all matters arising out of, and related to, these Chapter 11 Cases, including the matters set forth in Article XI of the Plan and section 1142 of the Bankruptcy Code.

Dated: March 18th, 2021	CHRISTOPHER S. SONTCHI
Wilmington, Delaware	UNITED STATES BANKRUPTCY JUDGE

Exhibit A

The Plan

Solicitation Version

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
HIGHPOINT RESOURCES CORP., et al.,[1]	)	Case No. 21-10565 (CSS)
)
Debtors.	)	(Joint Administration Requested)
)

DEBTORS’ JOINT PREPACKAGED PLAN OF REORGANIZATION

PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

THIS CHAPTER 11 PLAN IS BEING SOLICITED FOR ACCEPTANCE OR REJECTION IN

ACCORDANCE WITH BANKRUPTCY CODE SECTION 1125 AND WITHIN THE MEANING OF

BANKRUPTCY CODE SECTION 1126. THIS CHAPTER 11 PLAN WILL BE SUBMITTED TO THE

BANKRUPTCY COURT FOR APPROVAL FOLLOWING SOLICITATION AND THE DEBTORS’

FILING FOR CHAPTER 11 BANKRUPTCY.

Domenic E. Pacitti (DE Bar No. 3989)	Joshua A. Sussberg, P.C. (pro hac vice pending)
Michael W. Yurkewicz (DE Bar No. 4165)	KIRKLAND & ELLIS LLP
KLEHR HARRISON HARVEY BRANZBURG LLP	KIRKLAND & ELLIS INTERNATIONAL LLP
919 North Market Street, Suite 1000	601 Lexington Avenue
Wilmington, Delaware 19801	New York, New York 10022
Telephone: (302) 426-1189	Telephone: (212) 446-4800
Facsimile: (302) 426-9193	Facsimile: (212) 446-4900

- and -	- and -

Morton R. Branzburg (pro hac vice pending)	W. Benjamin Winger (pro hac vice pending)
KLEHR HARRISON HARVEY BRANZBURG LLP	KIRKLAND & ELLIS LLP
1835 Market Street, Suite 1400	KIRKLAND & ELLIS INTERNATIONAL LLP
Philadelphia, Pennsylvania 19103	300 North LaSalle Street
Telephone: (215) 569-3007	Chicago, Illinois 60654
Facsimile: (215) 568-6603	Telephone: (312) 862-2000
Facsimile: (312) 862-2200

Proposed Co-Counsel to the Debtors and Debtors in
Possession

Dated: February 10, 2021

1

The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: HighPoint Resources Corporation (0361); HighPoint Operating Corporation (0545); and Fifth Pocket Production, LLC (8360). The location of the Debtors’ principal place of business is 555 17th Street, Suite 3700 Denver, Colorado 80202.

TABLE OF CONTENTS

ARTICLE I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, AND GOVERNING LAW		1
A.	Defined Terms	1
B.	Rules of Interpretation	10
C.	Computation of Time	11
D.	Governing Law	11
E.	Reference to Monetary Figures	11
F.	Reference to the Debtors or the Reorganized Debtors	11
G.	Controlling Document	12
H.	Consent Rights	12

ARTICLE II. ADMINISTRATIVE CLAIMS AND PRIORITY CLAIMS		12
A.	Administrative Claims	12
B.	Priority Tax Claims	13
C.	Payment of Trustee Fees	13

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS		14
A.	Classification of Claims and Interests	14
B.	Treatment of Claims and Interests	14
C.	Special Provision Governing Unimpaired Claims	17
D.	Elimination of Vacant Classes	18
E.	Voting Classes; Presumed Acceptance by Non-Voting Classes	18
F.	Intercompany Interests	18
G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	18
H.	Controversy Concerning Impairment	18
I.	Subordinated Claims	18

ARTICLE IV. MEANS FOR IMPLEMENTATION OF THE PLAN		18
A.	General Settlement of Claims and Interests	18
B.	Merger & Restructuring Transactions	19
C.	Cancellation of Existing Agreements and Interests	20
D.	Section 1146 Exemption	20
E.	The Restructuring	20
F.	Restructuring Expenses	25

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		25
A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	25
B.	Indemnification Obligations	26
C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	26
D.	Insurance Policies	27
E.	Reservation of Rights	27
F.	Nonoccurrence of Effective Date	27
G.	Contracts and Leases Entered Into After the Petition Date	27

ARTICLE VI. PROVISIONS GOVERNING DISTRIBUTIONS		28
A.	Timing and Calculation of Amounts to Be Distributed	28
B.	Disbursing Agent	28
C.	Rights and Powers of Disbursing Agent	28
D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	28
E.	Manner of Payment	29
F.	Compliance with Tax Requirements	29
G.	Allocations	30
H.	No Postpetition Interest on Claims	30

i

I.	Foreign Currency Exchange Rate	30
J.	Setoffs and Recoupment	30
K.	Claims Paid or Payable by Third Parties	30

ARTICLE VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		31
A.	Disputed Claims Process	31
B.	Allowance of Claims	32
C.	Claims Administration Responsibilities	32
D.	Adjustment to Claims or Interests without Objection	32
E.	Disallowance of Claims or Interests	32

ARTICLE VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		32
A.	Discharge of Claims and Termination of Interests	32
B.	Release of Liens	33
C.	Releases by the Debtors	33
D.	Releases by Holders of Claims and Interests	34
E.	Exculpation	35
F.	Injunction	35
G.	Protections against Discriminatory Treatment	35
H.	Document Retention	36
I.	Reimbursement or Contribution	36

ARTICLE IX. CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN		36
A.	Conditions Precedent to the Effective Date	36
B.	Waiver of Conditions	37
C.	Effect of Failure of Conditions	37

ARTICLE X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		37
A.	Modification and Amendments	37
B.	Effect of Confirmation on Modifications	37
C.	Revocation or Withdrawal of Plan	37

ARTICLE XI. RETENTION OF JURISDICTION		38

ARTICLE XII. MISCELLANEOUS PROVISIONS		39
A.	Immediate Binding Effect	39
B.	Additional Documents	40
C.	Payment of Statutory Fees	40
D.	Statutory Committee and Cessation of Fee and Expense Payment	40
E.	Reservation of Rights	40
F.	Successors and Assigns	40
G.	Notices	41
H.	Term of Injunctions or Stays	42
I.	Entire Agreement	42
J.	Exhibits	43
K.	Nonseverability of Plan Provisions	43
L.	Votes Solicited in Good Faith	43
M.	Closing of Chapter 11 Cases	43
N.	Waiver or Estoppel	43

ii

INTRODUCTION

HighPoint Resources Corporation, HighPoint Operating Corporation, and Fifth Pocket Production LLC (each, a “Debtor” and, collectively, the “Debtors”) propose this joint prepackaged plan of reorganization (the “Plan”) for the resolution of the outstanding claims against and equity interests in the Debtors pursuant to chapter 11 of the Bankruptcy Code. Capitalized terms used herein and not otherwise defined have the meanings ascribed to such terms in Article I.A of this Plan. Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor for the resolution of outstanding Claims and Interests pursuant to the Bankruptcy Code. Holders of Claims against or Interests in the Debtors may refer to the Disclosure Statement for a discussion of the Debtors’ history, businesses, assets, results of operations, historical financial information, and projections of future operations, as well as a summary and description of this Plan, the Restructuring Transactions, and certain related matters. The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.

ALL HOLDERS OF CLAIMS AGAINST OR INTERESTS IN THE DEBTORS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME, AND GOVERNING LAW

A.	Defined Terms.

As used in this Plan, capitalized terms have the meanings set forth below.

1. “7% Notes” means the 7% senior notes, due 2022, issued by the Borrower pursuant to the 7% Notes Indenture.

2. “7% Notes Claims” means any Claim on account of the 7% Notes and the 7% Notes Indenture.

3. “7% Notes Indenture” means that certain Senior Indenture, dated as of July 8, 2009, among Borrower, as issuer, Deutsche Bank Trust Company Americas, as trustee, and the guarantors party thereto as supplemented by that certain Fourth Supplemental Indenture, dated as of March 12, 2012, by and among the Borrower, Deutsche Bank Trust Company Americas, as trustee, and the subsidiary guarantors party thereto, as further amended, restated, supplemented or otherwise modified from time to time.

4. “8.75% Notes” means the 8.75% senior notes, due 2025, issued by the Borrower pursuant to the 8.75% Notes Indenture.

5. “8.75% Notes Claims” means any Claim on account of the 8.75% Notes and the 8.75% Notes Indenture.

6. “8.75% Notes Indenture” means that certain Indenture, dated as of April 28, 2017, by and among Borrower, as issuer, Deutsche Bank Trust Company Americas, as trustee, and the guarantors party thereto, as amended, restated, or otherwise supplemented from time to time.

7. “Administrative Claim” means a Claim for costs and expenses of administration of the Estates under sections 503(b), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date of preserving the Estates and operating the businesses of the Debtors; (b) Professional Fee Claims (to the extent Allowed by the Court); and (c) all fees and charges assessed against the Estates under chapter 123 of title 28 of the United States Code, 28 U.S.C. §§ 1911-1930.

8. “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code as if the referenced Entity was a debtor in a case under the Bankruptcy Code.

1

9. “Agents” means, collectively, any administrative agent, collateral agent, or similar Entity under the RBL Credit Agreement, the Notes, or the Exit RBL Facility (as the context requires), including any successors thereto.

10. “Allowed” means, as to a Claim or an Interest (or any portion thereof), a Claim or an Interest (a) that is not Disputed within the applicable period of time, if any, fixed by the Bankruptcy Code, the Bankruptcy Rules, or the Court or (b) that is allowed, compromised, settled or otherwise resolved pursuant to the terms of the Plan, under the Bankruptcy Code, or by a Final Order, as applicable. For the avoidance of doubt, (a) there is no requirement to File a Proof of Claim (or move the Court for allowance) to be an Allowed Claim under the Plan, (b) the Debtors may affirmatively determine to deem Unimpaired Claims Allowed in an asserted amount for purposes of the Plan, and (c) any Claim or Interest (or any portion thereof) that has been disallowed pursuant to a Final Order shall not be an “Allowed” Claim or Interest.

11. “Avoidance Actions” means any and all actual or potential avoidance, recovery, subordination, or other claims, actions, or remedies that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including actions or remedies under sections 502, 510, 542, 544, 545, 547 through 553, and 724(a) of the Bankruptcy Code or under similar or related state or federal statutes and common law, including fraudulent transfer laws.

12. “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532.

13. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Court.

14. “BCEI” means Bonanza Creek Energy, Inc. and Merger Sub.

15. “BCEI Common Stock” means the issued and outstanding common stock of BCEI, on an aggregate basis, immediately after giving effect to consummation of the Restructuring Transactions, including the Merger.

16. “Borrower” means HighPoint Operating Corporation.

17. “Business Day” means any day, other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

18. “Cash” means cash and cash equivalents, including bank deposits, checks, and other similar items in legal tender of the United States of America.

19. “Causes of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; and (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code.

20. “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Court and (b) when used with reference to all the Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Court.

21. “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors.

2

22. “Claims and Noticing Agent” means Epiq Corporate Restructuring, LLC, the claims, noticing, and solicitation agent retained by the Debtors in the Chapter 11 Cases by Court order.

23. “Claims Register” means the official register of Claims and Interests in the Debtors maintained by the Claims and Noticing Agent.

24. “Class” means a class of Claims or Interests as set forth in Article III hereof pursuant to section 1122(a) of the Bankruptcy Code.

25. “CM/ECF” means the Court’s Case Management and Electronic Case Filing system.

26. “Combined Company” means the entity surviving the Merger with Merger Sub pursuant to the Merger Agreement.

27. “Confirmation” means the Court’s entry of the Confirmation Order on the docket of the Chapter 11 Cases.

28. “Confirmation Date” means the date upon which the Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

29. “Confirmation Hearing” means the hearing held by the Court on confirmation of the Plan, pursuant to Bankruptcy Rule 3020(b)(2) and sections 1128 and 1129 of the Bankruptcy Code, as such hearing may be continued from time to time.

30. “Confirmation Order” means the order of the Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, and such order shall be consistent with the terms of the TSA and the Merger Agreement (and subject to the consent, approval, and consultation rights set forth in each).

31. “Consenting 7% Noteholders” means the Holders of 7% Notes that are signatories to the TSA, and any subsequent Holder of 7% Notes that becomes party thereto in accordance with the terms of the TSA.

32. “Consenting 8.75% Noteholders” means the Holders of 8.75% Notes that are signatories to the TSA, and any subsequent Holder of 8.75% Notes that becomes party thereto in accordance with the terms of the TSA.

33. “Consenting Noteholders” means, together, the Consenting 7% Noteholders and the Consenting 8.75% Noteholders.

34. “Consenting Noteholders’ Advisors” means, (a) Akin Gump Strauss Hauer & Feld LLP, (b) one (1) local counsel to the Consenting Noteholders, and (c) any other advisor that the Consenting Noteholders determine to hire in connection with the Restructuring Transactions with the consent of the Debtors (in consultation with BCEI), not to be unreasonably withheld or delayed.

35. “Consenting Shareholders” means the Holders of Existing HPR Interests that are signatories to the TSA.

36. “Court” means the United States Bankruptcy Court for the District of Delaware.

37. “Cure” means all amounts required to cure any monetary defaults under any Executory Contract or Unexpired Lease (or such lesser amount as may be agreed upon by the parties under an Executory Contract or Unexpired Lease) that is to be assumed by the Debtors pursuant to sections 365 or 1123 of the Bankruptcy Code.

38. “D&O Liability Insurance Policies” means all insurance policies of any of the Debtors for directors’, managers’, and officers’ liability existing as of the Petition Date (including any “tail policy”) and all agreements, documents, or instruments relating thereto.

3

39. “Debtor Release” means the releases given on behalf of the Debtors and their Estates to the Released Parties as set forth in Article VIII.C of this Plan.

40. “Definitive Documents” has the meaning set forth in the TSA.

41. “Description of New Take Back Notes” means the Description of New Take Back Notes attached as Exhibit B to the TSA.

42. “Disbursing Agent” means, as applicable, the Reorganized Debtors or any Entity the Reorganized Debtors select to make or to facilitate distributions in accordance with the Plan and the Merger Agreement, which Entity may include the Claims and Noticing Agent.

43. “Disclosure Statement” has the meaning set forth in the TSA.

44. “Disputed” means, as to a Claim or an Interest, a Claim or an Interest: (a) that an objection to such Claim or Interest (or portion thereof) has been filed on or before the Effective Date; (b) that is not Allowed; (c) that is not disallowed under the Plan, the Bankruptcy Code, or a Final Order, as applicable; and (d) with respect to which a party in interest has filed a Proof of Claim or otherwise made a written request to a Debtor for payment, without any further notice to or action, order, or approval of the Court.

45. “Distribution Record Date” means the record date for purposes of making distributions under the Plan on account of Allowed Claims, which date shall be the first day of the Confirmation Hearing or such other date agreed to by the Debtors, BCEI, and the Required Consenting Noteholders; provided that the Distribution Record Date shall not apply to the Debtors’ publicly-traded securities, including the Notes, the Holders of which shall receive their distribution pursuant to the customary practices and procedures of DTC in accordance with the Merger Agreement.

46. “DTC” means The Depository Trust Company or any successor thereto.

47. “Effective Date” means the date that is the first Business Day after the Confirmation Date on which (a) no stay of the Confirmation Order is in effect and (b) all conditions precedent to the occurrence of the Effective Date set forth in Article IX.A of the Plan have been satisfied or waived in accordance with Article IX.B of the Plan. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable thereafter.

48. “Employment Obligations” means any obligations to employees that are assumed in accordance with Article IV.E.11 of the Plan.

49. “Entity” means any entity, as defined in section 101(15) of the Bankruptcy Code.

50. “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

51. “Exculpated Parties” means, collectively, each of the following, solely in its capacity as such: (i)(a) the Debtors; (b) the Reorganized Debtors; (c) with respect to each of the foregoing parties in clauses (i)(a) and (i)(b), each of such Entity’s current and former Affiliates; and (d) with respect to each of the foregoing parties in clauses (i)(a) through (i)(c), each of such party’s current and former directors, managers, officers, principals, members, managed accounts or funds, fund advisors, employees, equity Holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals; and (ii)(a) the Consenting Noteholders; (b) each Trustee, (c) the Consenting Shareholders; (d) BCEI; (e) with respect to each of the foregoing parties in clauses (ii)(a) through (ii)(d), each of such Entity’s current and former Affiliates; and (f) with respect to each of the foregoing parties in clauses (ii)(a) through (ii)(e), each of such party’s current and former directors, managers, officers, principals, members, managed accounts or funds, fund advisors, employees, equity Holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents, advisory board members, financial advisors, investment advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals.

4

52. “Executory Contract” means a contract to which one or more of the Debtors are a party and that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

53. “Existing HPR Interests” means any issued, unissued, authorized, or outstanding shares of common stock, preferred stock, or other instrument evidencing an ownership interest in a Debtor, whether or not transferable, together with any warrants, equity-based awards, or contractual rights to purchase or acquire such equity interests at any time and all rights arising with respect thereto that existed immediately before the Effective Date; provided that Existing HPR Interests do not include any Intercompany Interests.

54. “Exit RBL Facility” means the exit RBL loan facility or amended and restated RBL loan facility of BCEI (or any combination of the foregoing), with aggregate commitments (drawn and undrawn, collectively) of not less than $250 million in principal amount.

55. “Exit RBL Documents” means any documentation necessary to effectuate the incurrence of the Exit RBL Facility, which shall be consistent with the TSA and the Merger Agreement (and subject to the consent, approval, and consultation rights set forth in each).

56. “Federal Judgment Rate” means the federal judgment rate in effect as of the Petition Date.

57. “File” means file, filed, or filing with the Court or its authorized designee in the Chapter 11 Cases. “Filed” and “Filing” shall have correlative meanings.

58. “Final Order” means, as applicable, an order or judgment of the Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice.

59. “General Administrative Claim” means any Administrative Claim, including a Cure, other than a Professional Fee Claim.

60. “General Unsecured Claim” means any unsecured Claim against one or more of the Debtors that is not (a) an Administrative Claim; (b) a Professional Fee Claim; (c) a Priority Tax Claim; (d) an Other Priority Claim; (e) a Notes Claim, (f) an Intercompany Claim; or (g) a Section 510(b) Claim.

61. “Governing Body” means, in each case in its capacity as such, the board of directors, board of managers, manager, general partner, investment committee, special committee, or such similar governing body of any of the Debtors or the Reorganized Debtors, as applicable.

62. “Governmental Unit” means any governmental unit, as defined in section 101(27) of the Bankruptcy Code.

63. “Holder” means an Entity holding a Claim or Interest.

64. “Holdings” means HighPoint Resources Corporation.

65. “Impaired” means, with respect to a Claim, an Interest, or a Class of Claims or Interests, a Claim, an Interest, or a Class of Claims or Interests that is “impaired” within the meaning of section 1124 of the Bankruptcy Code.

5

66. “Indemnification Provisions” means each of the Debtors’ indemnification obligations in place immediately prior to the Effective Date, whether in the respective Debtors’ bylaws, certificates of incorporation, limited partnership agreements, other formation documents, or contracts, to the current and former members of any Governing Body, directors, officers, managers, employees, attorneys, other professionals, and respective agents of, or acting on behalf of, the Debtors.

67. “Indentures” means, collectively, the 7% Notes Indenture and the 8.75% Notes Indentures.

68. “Intercompany Claim” means any Claim against a Debtor held by another Debtor.

69. “Intercompany Interest” means an equity interest in a Debtor held by another Debtor.

70. “Interest” means, collectively, Existing HPR Interests and Intercompany Interests.

71. “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001.

72. “Lenders” means the lenders party to the RBL Credit Agreement and the Exit RBL Facility, from time to time.

73. “Lien” means a lien as defined in section 101(37) of the Bankruptcy Code.

74. “Merger” means the merger of Holdings with Merger Sub pursuant to the Merger Agreement.

75. “Merger Agreement” means the agreement and plan of merger, dated November 9, 2020, by and among Holdings, BCEI, and Merger Sub, as may be amended from time to time, attached as Exhibit B to the Disclosure Statement.

76. “Merger Sub” means Boron Merger Sub, Inc., a company incorporated under the laws of Delaware and a wholly owned subsidiary of BCEI.

77. “New BCEI Board” means the new board of directors for BCEI upon consummation of the Restructuring Transactions.

78. “New Take Back Notes” means the 7.5% senior notes due 2026, to be offered by BCEI to holders of Notes Claims and issued on the Effective Date, having the terms described in the Description of New Take Back Notes.

79. “New Take Back Notes Indenture” means the indenture with respect to the New Take Back Notes, which indenture shall be consistent with the Description of New Take Back Notes.

80. “New Organizational Documents” means the documents providing for corporate governance of the Reorganized Debtors, upon consummation of the Restructuring Transactions, including charters, bylaws, operating agreements, or other organizational documents or shareholders’ agreements, as applicable, which shall be consistent with section 1123(a)(6) of the Bankruptcy Code (as applicable), which shall be consistent with the TSA and the Merger Agreement (and subject to the consent, approval, and consultation rights set forth in each), and with respect to the Combined Company, includes the charter set forth on Exhibit A of the Merger Agreement and the bylaws of Merger Sub, which, upon consummation of the Merger, will become the bylaws of the Combined Company.

81. “Notes” means, collectively, the 7% Notes and the 8.75% Notes.

82. “Notes Claims” means any and all outstanding Claims arising under, derived from, based on, or secured pursuant to the 7% Notes Indenture, the 8.75% Notes Indenture or any other agreement, instrument, or document executed at any time in connection therewith, including all obligations under and as defined in the 7% Notes Indenture or the 8.75% Notes Indenture, as applicable.

6

83. “Other Priority Claim” means any Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

84. “Other Secured Claim” means any Secured Claim against the Debtors, including any secured tax Claim or any Claim arising under, derived from, or based upon any letter of credit issued in favor of one or more Debtors, the reimbursement obligation for which is either secured by a lien on collateral or is subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

85. “Payment in Full” means with respect to the RBL Claims, (i) the then outstanding principal of and interest on each Loan (as defined in the RBL Credit Agreement) and all fees and other amounts payable under the RBL Credit Agreement or in connection therewith (other than contingent indemnity obligations) shall be indefeasibly paid in full, in cash, (ii) all letters of credit under the RBL Credit Agreement shall be Reinstated under the Exit RBL Documents (provided that such Reinstatement shall only be through: (x) assumption of such letter of credit reimbursement obligations by BCEI by way of deemed issuance under the Exit RBL Facility and the irrevocable termination of all participation interests of the lenders under the RBL Credit Agreement in such letter of credit, (y) cash collateralization in accordance with the terms of the RBL Credit Agreement, or (z) return and cancellation of undrawn letters of credit issued under the RBL Credit Agreement (with the treatment in clauses (x) and (y) subject to the satisfaction of the applicable issuing bank under the RBL Credit Agreement)), (iii) (A) all Secured Swap Agreements (as defined in the RBL Credit Agreement) shall be terminated and all net amounts due thereunder indefeasibly paid in full, in cash or, if amounts are due to the Debtors, netted against amounts due under clause (i), or (B) such Secured Swap Agreements shall be novated to a lender under the Exit RBL Facility pursuant to documentation in form and substance satisfactory to the counterparty of such Secured Swap Agreement, or otherwise become a Secured Swap Agreement under the Exit RBL Facility (subject to the consent of the counterparty of such Secured Swap Agreement) (it being understood that the Administrative Agent shall be entitled to deem that the foregoing clause (iii) (B) has occurred with respect to any Secured Swap Agreement if the counterparty to such Secured Swap Agreement does not respond to a written request from the Administrative Agent within two (2) Business Days of such request); and (iv) all Secured Cash Management Agreements (as defined in the RBL Credit Agreement) shall be terminated and all amounts due thereunder indefeasibly paid in full, in cash. For the avoidance of doubt, Payment in Full shall render the RBL Claims “unimpaired” in accordance with section 1124 of the Bankruptcy Code. “Paid in Full” shall have a correlative meaning.

86. “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

87. “Petition Date” means the date on which the Debtors commenced the Chapter 11 Cases.

88. “Plan” means this joint prepackaged plan of reorganization under chapter 11 of the Bankruptcy Code, either in its present form or as it may be altered, amended, modified, or supplemented from time to time in accordance with the Bankruptcy Code, Bankruptcy Rules, the TSA, the Merger Agreement, and the Plan Supplement, which is incorporated herein by reference, including all exhibits and schedules hereto and thereto.

89. “Plan Distribution” means a payment or distribution to Holders of Allowed Claims, Allowed Interests, or other eligible Entities under and in accordance with the Plan.

90. “Plan Supplement” means the compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan (in each case, as may be altered, amended, modified, or supplemented from time to time in accordance with the terms hereof and consistent with the TSA and the Merger Agreement (and subject to the consent, approval, and consultation rights set forth in each) and in accordance with the Bankruptcy Code and Bankruptcy Rules) to be Filed by the Debtors, to the extent reasonably practicable, no later than seven days prior to the deadline upon which parties in interest may vote upon the Plan or object to Confirmation, or such later date as may be approved by the Court on notice to parties in interest, including the following, as applicable: (a) the New Organizational Documents; (b) to the extent known, the identity and members of the New BCEI Board and any executive management for the Reorganized Debtors; (c) the Schedule of Retained Causes of Action; (d) the Exit RBL Documents; (e) the New Take Back Notes; (f) the New Take Back Notes Indenture; (g) the Registration Rights Agreement; and (h) any additional documents Filed with the Court prior to the Effective Date as amendments to the Plan Supplement.

7

91. “Priority Tax Claim” means a Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

92. “Pro Rata” means, unless otherwise specified, the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class.

93. “Professional” means an Entity: (a) employed pursuant to a Court order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, 331, and 363 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Court pursuant to section 503(b)(4) of the Bankruptcy Code.

94. “Professional Fee Amount” means the aggregate amount of Professional Fee Claims that Professionals estimate they have incurred or will incur through and including the Effective Date in rendering services to the Debtors as set forth in Article II.A.2 of the Plan.

95. “Professional Fee Claim” means a Claim of a Professional seeking an award by the Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code.

96. “Professional Fee Escrow Account” means an interest-bearing account funded by the Debtors with Cash on the Effective Date in an amount equal to the Professional Fee Amount.

97. “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

98. “Registration Rights Agreement” has the meaning set forth in the TSA.

99. “RBL Agent” means JPMorgan Chase Bank, N.A., solely in its capacity as such pursuant to the RBL Credit Agreement.

100. “RBL Claims” means any and all outstanding Claims arising under, derived from, based on, or secured pursuant to the RBL Credit Agreement or any other agreement, instrument, or document executed at any time in connection therewith, including Letter of Credit Agreements, Secured Swap Agreements, Secured Cash Management Agreements, and all obligations under and as defined in the RBL Credit Agreement.

101. “RBL Credit Agreement” means that certain Fourth Amended and Restated Credit Agreement, dated as of September 14, 2018 (as amended, restated, modified, supplemented, or replaced from time to time in accordance with its terms), by and among Borrower, Holdings, the other “Guarantors” as defined therein, the RBL Agent, as administrative agent, and the Lenders party thereto.

102. “RBL Payoff Letter” means that certain payoff letter, dated as of the Effective Date, by and among Borrower, Holdings, the other “Guarantors” as defined under the RBL Credit Agreement, the RBL Agent, and the Lenders party thereto, with respect to the Payment in Full of the Allowed RBL Claims, termination of all commitments under the RBL Credit Agreement, and agreements to release all liens upon the assets of Borrower, Holdings, and the Guarantors thereto, in form and substance reasonably acceptable to the Required Consenting Noteholders.

103. “Reinstate” means reinstate, reinstated, or reinstatement with respect to Claims and Interests, that the Claim or Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code. “Reinstated” and “Reinstatement” shall have correlative meanings.

104. “Released Party” means, collectively, and solely in its capacity as such: (i)(a) the Debtors; (b) the Reorganized Debtors; (c) with respect to each of the foregoing parties in clauses (i)(a) and (i)(b), each of such Entity’s current and former Affiliates; and (d) with respect to each of the foregoing parties in clauses (i)(a) through (i)(c), each of such party’s current and former directors, managers, officers, principals, members, managed accounts or funds, fund advisors, employees, equity Holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents, advisory board members, financial advisors, partners,

8

attorneys, accountants, investment bankers, consultants, representatives, and other professionals; and (ii) (a) each Holder of a RBL Claim; (b) each Consenting Noteholder; (c) the RBL Agent; (d) each Trustee; (e) the Consenting Shareholders; (f) BCEI; (g) with respect to each of the foregoing parties in clauses (ii)(a) through (ii)(f), each of such Entity’s current and former Affiliates; and (h) with respect to each of the foregoing parties in clauses (ii)(a) through (ii)(g), each of such party’s current and former directors, managers, officers, principals, members, employees, equity Holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents, advisory board members, financial advisors, investment advisors, investment committee members, special committee members, affiliated investment funds or investment vehicles, managed accounts or funds, participants, management companies, fund advisors or managers, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals or advisors; provided that for purposes of this definition, in no event shall “Affiliate” include any entity that is not directly or indirectly, controlled by, or under common control with, the party of which such entity is an affiliate; provided, further, that any Holder of a Claim or Interest that opts out of, or objects to, the releases contained in the Plan shall not be a “Released Party”.

105. “Releasing Party” means each of the following, solely in its capacity as such: (a) each Holder of a RBL Claim; (b) each Consenting Noteholder; (c) the RBL Agent; (d) each Trustee; (e) each Consenting Shareholder; (f) all Holders of Claims or Interests who vote to accept or are deemed to accept the Plan; (g) all Holders of Claims or Interests who are eligible to vote, but abstain from voting on the Plan and who do not opt out of the releases provided by the Plan; (h) all Holders of Claims or Interests who vote to reject or are deemed to reject the Plan and who do not opt out of the releases provided by the Plan; (i) with respect to the foregoing clauses (a) through (h), each such Entity and its current and former Affiliates; and (j) with respect to the foregoing clauses (a) through (i), each such party’s current and former directors, managers, officers, principals, members, employees, equity Holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents, advisory board members, financial advisors, investment advisors, investment committee members, special committee members, affiliated investment funds or investment vehicles, managed accounts or funds, participants, management companies, fund advisors or managers, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals or advisors; provided, that any Holder of a Claim or Interest that validly opts out of, or objects to, the releases contained in the Plan shall not be a “Releasing Party”.

106. “Reorganized Debtors” means, collectively, a Debtor, the Combined Company, or any successor or assignee thereto, by merger, consolidation, or otherwise, on and after the Effective Date.

107. “Required Consenting 7% Noteholders” means Consenting 7% Noteholders who hold, in the aggregate, greater than fifty (50) percent in principal amount outstanding of 7% Notes Claims held by Consenting 7% Noteholders.

108. “Required Consenting 8.75% Noteholders” means Consenting 8.75% Noteholders who hold, in the aggregate, greater than fifty (50) percent in principal amount outstanding of 8.75% Notes Claims held by Consenting 8.75% Noteholders.

109. “Required Consenting Noteholders” means collectively, the Required Consenting 7% Noteholders and the Required Consenting 8.75% Noteholders.

110. “Required Consenting Shareholders” means the Consenting Shareholders who hold, in the aggregate, greater than fifty (50) percent of outstanding Existing HPR Interests held by Consenting Shareholders.

111. “Required Consenting Stakeholders” means the Required Consenting Noteholders and the Required Consenting Shareholders.

112. “Restructuring Expenses” means the prepetition and postpetition reasonable and documented fees and expenses of the Consenting Noteholders’ Advisors (in each case, in accordance with the terms of their respective engagement letters, if any), in each case, as payable pursuant to the TSA.

113. “Restructuring Transactions” means the transactions, including the Merger, described in Article IV.B and Article IV.E of the Plan.

9

114. “Schedule of Retained Causes of Action” means the schedule of certain Causes of Action of the Debtors that are not released, waived, or transferred pursuant to the Plan, as the same may be amended, modified, or supplemented from time to time.

115. “Schedules” means, collectively, the schedules of assets and liabilities, Schedule of Retained Causes of Action, and statement of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code, the official bankruptcy forms, and the Bankruptcy Rules, as they may be amended, modified, or supplemented from time to time.

116. “Section 510(b) Claim” means any Claim or Interest against a Debtor subject to subordination under section 510(b) of the Bankruptcy Code, whether by operation of law or contract.

117. “Secured Claim” means a Claim: (a) secured by a valid, perfected and enforceable Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

118. “Securities Act” means the Securities Act of 1933, as amended, 15 U.S.C. §§ 77a–77aa, or any similar federal, state, or local law, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

119. “Security” means any security, as defined in section 2(a)(1) of the Securities Act.

120. “Third-Party Release” means the release set forth in Article VIII.D of this Plan.

121. “Trustee” means any indenture trustee, collateral trustee, or other trustee or similar entity under each of the 7% Notes Indenture and the 8.75% Notes Indenture.

122. “Trustee Fees” means all reasonable and documented compensation, fees, expenses, disbursements and indemnity claims, including, without limitation, attorneys’ and agents’ fees, expenses and disbursements incurred by the Trustee to the extent provided for under the 7% Notes Indenture or the 8.75% Notes Indenture, whether before or after the Petition Date or before or after the Effective Date.

123. “TSA” means that certain Transaction Support Agreement, dated as of November 9, 2020, by and among the Debtors and the other parties thereto, as may be amended, modified, or supplemented from time to time, in accordance with its terms.

124. “Unexpired Lease” means a lease to which one or more of the Debtors are a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

125. “Unimpaired” means, with respect to a Claim, an Interest, or a Class of Claims or Interests, a Claim, an Interest, or a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

B.	Rules of Interpretation.

For purposes of this Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; provided that nothing in this clause (2) shall affect any parties’ consent rights over any of the Definitive Documents or any amendments thereto (as set forth in the TSA or the Merger Agreement); (3) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed, or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented in accordance with the Plan, the TSA, the Merger Agreement, or Confirmation Order, as applicable;

10

(4) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (6) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (7) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (8) subject to the provisions of any contract, certificate of incorporation, by-law, instrument, release, or other agreement or document created or entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with, the applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (9) unless otherwise specified, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; (10) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws; (11) references to “Proofs of Claim,” “Holders of Claims,” “Disputed Claims,” and the like shall include “Proofs of Interest,” “Holders of Interests,” “Disputed Interests,” and the like, as applicable; (12) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (13) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (14) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (15) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Court’s CM/ECF system; (16) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (17) any immaterial effectuating provisions may be interpreted by the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Court or any other Entity; and (18) unless otherwise specified, any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable thereafter.

C.	Computation of Time.

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

D.	Governing Law.

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated and except as set forth in the Merger Agreement, the laws of the State of New York, without giving effect to the principles of conflict of laws (other than section 5-1401 and section 5-1402 of the New York General Obligations Law), shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and corporate governance matters; provided that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated in New York shall be governed by the laws of the state of incorporation or formation of the relevant Debtor or the Reorganized Debtors, as applicable.

E.	Reference to Monetary Figures.

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided herein.

F.	Reference to the Debtors or the Reorganized Debtors.

Except as otherwise specifically provided in this Plan to the contrary, references in this Plan to the Debtors or the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

11

G.	Controlling Document.

In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, the terms of the relevant provision in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document or in the Confirmation Order). In the event of an inconsistency between the Confirmation Order and the Plan, the Confirmation Order shall control. In the event of an inconsistency between the Plan, the Plan Supplement, and the Merger Agreement, the relevant provisions of the Merger Agreement shall control.

H.	Consent Rights.

Notwithstanding anything herein to the contrary, any and all consent rights of (1) the parties to the TSA set forth in the TSA (including the exhibits thereto) or (2) the parties to the Merger Agreement set forth in the Merger Agreement (including the exhibits thereto), as applicable, with respect to the form and substance of this Plan, all exhibits to the Plan, the Plan Supplement, and all other Definitive Documents, including any amendments, restatements, supplements, or other modifications to such agreements and documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Article I.A hereof) and be fully enforceable as if stated in full herein.

Failure to reference the rights referred to in the immediately preceding paragraph as such rights related to any document referenced in the TSA or Merger Agreement shall not impair such rights and obligations.

ARTICLE II.

ADMINISTRATIVE CLAIMS AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III hereof.

A.	Administrative Claims.

1.	General Administrative Claims.

Unless otherwise agreed to by the Holder of an Allowed General Administrative Claim and the Debtors or the Reorganized Debtors, as applicable, in consultation with BCEI and the Required Consenting Noteholders, each Holder of an Allowed General Administrative Claim will receive in full and final satisfaction of its General Administrative Claim an amount of Cash equal to the unpaid amount of such Allowed General Administrative Claim in accordance with the following: (1) if a General Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed General Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such General Administrative Claim is not Allowed as of the Effective Date, no later than thirty (30) days after the date on which an order allowing such General Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed General Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date in accordance with the terms and conditions of the particular transaction giving rise to such Allowed General Administrative Claim without any further action by the Holders of such Allowed General Administrative Claim; (4) at such time and upon such terms as may be agreed upon by such Holder and the Debtors or the Reorganized Debtors, as applicable; or (5) at such time and upon such terms as set forth in an order of the Court.

12

2.	Professional Fee Claims.

(a)	Final Fee Applications and Payment of Professional Fee Claims.

All final requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Effective Date must be Filed no later than forty-five (45) days after the Effective Date. The Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Court. The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount the Court allows, including from the Professional Fee Escrow Account, which the Reorganized Debtors will establish in trust for the Professionals and fund with Cash equal to the Professional Fee Amount on the Effective Date.

(b)	Professional Fee Escrow Account.

On the Effective Date, the Reorganized Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Amount. The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals. Such funds shall not be considered property of the Estates of the Debtors or the Reorganized Debtors. No Liens, Claims, or Interests shall encumber the Professional Fee Escrow Account in any way. The amount of Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals by the Reorganized Debtors from the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed. When all such Allowed amounts owing to Professionals have been paid in full, any remaining amount in the Professional Fee Escrow Account shall promptly be paid to the Reorganized Debtors without any further action or order of the Court.

(c)	Professional Fee Amount.

Professionals shall reasonably estimate their unpaid Professional Fee Claims and other unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date, and shall deliver such estimate to the Debtors no later than two (2) Business Days before the Effective Date; provided, however, that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of the Professional’s final request for payment of Filed Professional Fee Claims. If a Professional does not provide an estimate, the Debtors or Reorganized Debtors may estimate the unpaid and unbilled fees and expenses of such Professional.

(d)	Post-Confirmation Fees and Expenses.

Except as otherwise specifically provided in the Plan, from and after the Effective Date, the Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation of the Plan and consummation. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Court.

B.	Priority Tax Claims.

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

C.	Payment of Trustee Fees

No later than on or prior to the Effective Date, the Trustee shall submit to counsel to the Reorganized Debtors an invoice reflecting any outstanding Trustee Fees for which the Trustee seeks reimbursement from the Reorganized Debtors. The Reorganized Debtors shall pay in full in Cash all reasonable and documented Trustee Fees incurred by the Trustee without the requirement to file a fee application with the Court and without any requirement for review or approval by the Court or any other party. Thereafter, to the extent the Trustee provides services or incurs costs or expenses, including professional fees, related to or in connection with the Plan, the Confirmation Order, the 7% Notes Indenture or the 8.75% Notes Indenture after the Effective Date, the Trustee shall be entitled to receive from the Reorganized Debtors, without further Court approval, reimbursement of reasonable and documented Trustee Fees incurred in connection with such services.

13

ARTICLE III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	Classification of Claims and Interests.

This Plan constitutes a separate Plan proposed by each Debtor. Except for the Claims addressed in Article II of the Plan, all Claims and Interests are classified in the Classes set forth below in accordance with section 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or an Interest, or any portion thereof, is classified in a particular Class only to the extent that any portion of such Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of such Claim or Interest qualifies within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

The classification of Claims against and Interests in the Debtors pursuant to the Plan is as follows:

Class	Claims and Interests	Status	Voting Rights
Class 1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class 2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class 3	RBL Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class 4	Notes Claims	Impaired	Entitled to Vote

Class 5	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class 6	Intercompany Claims	Unimpaired / Impaired	Not Entitled to Vote (Deemed to Accept) / Not Entitled to Vote (Deemed to Reject)

Class 7	Intercompany Interests	Unimpaired / Impaired	Not Entitled to Vote (Deemed to Accept) / Not Entitled to Vote (Deemed to Reject)

Class 8	Existing HPR Interests	Impaired	Entitled to Vote

Class 9	Section 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

B.	Treatment of Claims and Interests.

Each Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Holder’s Allowed Claim or Allowed Interest, except to the extent different treatment is agreed to by the Reorganized Debtors and the Holder of such Allowed Claim or Allowed Interest, as applicable. Unless otherwise indicated, the Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive such treatment on the Effective Date or as soon as reasonably practicable thereafter.

1.	Class 1 – Other Secured Claims

(a)	Classification: Class 1 consists of all Other Secured Claims.

14

(b)

Treatment: Except to the extent that a Holder of an Allowed Other Secured Claim agrees to less favorable treatment, to the extent such Claim has not already been paid in full during the Chapter 11 Cases, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each Allowed Other Secured Claim, each Holder thereof shall receive, at the option of the applicable Debtor(s) and in consultation with BCEI and the Required Consenting Noteholders:

(i)

payment in full in Cash of the due and unpaid portion of its Other Secured Claim on the later of (x) the Effective Date (or as soon thereafter as reasonably practicable) or (y) as soon as practicable after the date such Claim becomes due and payable;

(ii)	the collateral securing its Allowed Other Secured Claim;

(iii)	Reinstatement of its Allowed Other Secured Claim; or

(iv)	such other treatment rendering its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)

Voting: Class 1 is Unimpaired under the Plan. Holders of Allowed Claims in Class 1 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

2.	Class 2 – Other Priority Claims

(a)	Classification: Class 2 consists of all Other Priority Claims.

(b)

Treatment: Except to the extent that a Holder of an Allowed Other Priority Claim agrees to less favorable treatment, to the extent such Claim has not already been paid in full during the Chapter 11 Cases, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each Allowed Other Priority Claim, each Holder thereof shall receive (a) Cash in an amount equal to the due and unpaid portion of such Allowed Other Priority Claim on the later of (i) the Effective Date (or as soon thereafter as reasonably practicable) or (ii) as soon as practicable after the date such Claim becomes due in the ordinary course of business in accordance with the terms and conditions of the particular transaction, contract, or other agreement giving rise to such Allowed Other Priority Claim; (b) such other treatment to render such Other Priority Claim Unimpaired under section 1124 of the Bankruptcy Code; or (c) such other treatment as such Holder may agree to or otherwise permitted by section 1129(a)(9) of the Bankruptcy Code.

(c)

Voting: Class 2 is Unimpaired under the Plan. Holders of Class 2 Other Priority Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 2 Other Priority Claims are not entitled to vote to accept or reject the Plan.

3.	Class 3 – RBL Claims

(a)	Classification: Class 3 consists of RBL Claims.

(b)

Treatment: Except to the extent that a Holder of an Allowed RBL Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each Allowed RBL Claim, each Holder of an Allowed RBL Claim shall receive Payment in Full in accordance with the RBL Payoff Letter.

(c)

Voting: Class 3 is Unimpaired under the Plan. Holders of Class 3 RBL Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 3 RBL Claims are not entitled to vote to accept or reject the Plan.

15

4.	Class 4 –Notes Claims

(a)	Classification: Class 4 consists of Notes Claims.

(b)

Allowance: On the Effective Date, Notes Claims shall be deemed Allowed in the full amount outstanding under the Indentures, including the aggregate outstanding principal amount of Notes of not less than $625,000,000 plus accrued and unpaid interest at the non-default contract rate as of the Petition Date.

(c)

Treatment: Except to the extent that a Holder of an Allowed Notes Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each Allowed Notes Claim, on the Effective Date, each Holder of an Allowed Notes Claim shall receive, in full and final satisfaction of its Notes Claims, its Pro Rata share of the following:

(i)

9,314,214 shares of BCEI Common Stock, which will constitute approximately 30.4 percent of the fully diluted aggregate outstanding shares of BCEI Common Stock after giving effect to the Merger, in accordance with and subject to dilution to the extent expressly permitted pursuant to the terms in the Merger Agreement and the Plan; and

(ii)	$100 million in principal amount of the New Take Back Notes.

(d)	Voting: Class 4 is Impaired under the Plan. Each Holder of an Allowed Notes Claim is entitled to vote to accept or reject the Plan.

5.	Class 5 – General Unsecured Claims

(a)	Classification: Class 5 consists of all General Unsecured Claims.

(b)

Treatment: Except to the extent that a Holder of an Allowed General Unsecured Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each Allowed General Unsecured Claim, each Holder of such General Unsecured Claim shall (i) be paid in Full in Cash in the ordinary course of business, (ii) be Reinstated, or (iii) receive such other treatment as agreed to by the Debtors, BCEI, the Required Consenting Noteholders, and the Holder of an Allowed General Unsecured Claim.

(c)

Voting: Class 5 is Unimpaired under the Plan. Holders of Class 5 General Unsecured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 5 General Unsecured Claims are not entitled to vote to accept or reject the Plan.

6.	Class 6 – Intercompany Claims

(a)	Classification: Class 6 consists of all Intercompany Claims.

(b)

Treatment: On the Effective Date, each Intercompany Claim shall be, at the option of the Reorganized Debtors, either Reinstated, compromised, settled, distributed, and/or contributed among entities, modified, or canceled and released without any distribution on account of such Claims.

(c)

Voting: Holders of Claims in Class 6 are conclusively deemed to have accepted or rejected the Plan pursuant to section 1126(f) or section 1126(g) of the Bankruptcy Code, respectively. Therefore, Holders of Class 6 Intercompany Claims are not entitled to vote to accept or reject the Plan.

16

7.	Class 7 – Intercompany Interests

(a)	Classification: Class 7 consists of all Intercompany Interests.

(b)

Treatment: On the Effective Date, Intercompany Interests shall be, at the option of the Reorganized Debtors, either Reinstated, compromised, settled, distributed, and/or contributed among entities, modified, or canceled and released without any distribution on account of such Interests.

(c)

Voting: Holders of Interests in Class 7 are conclusively deemed to have accepted or rejected the Plan pursuant to section 1126(f) or section 1126(g) of the Bankruptcy Code, respectively. Therefore, Holders of Class 7 Intercompany Interests are not entitled to vote to accept or reject the Plan.

8.	Class 8 – Existing HPR Interests

(a)	Classification: Class 8 consists of all Existing HPR Interests in the Debtors.

(b)

Treatment: Except to the extent that a Holder of an Allowed Existing HPR Interest agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each Allowed Existing HPR Interest, on the Effective Date, each Holder of an Allowed Existing HPR Interest will receive its Pro Rata share of 490,221 shares of BCEI Common Stock, which will constitute approximately 1.6 percent of the fully diluted aggregate outstanding shares of BCEI Common Stock after giving effect to the Merger, in accordance with and subject to dilution to the extent expressly permitted pursuant to the terms in the Merger Agreement and the Plan.

(c)	Voting: Class 8 is Impaired under the Plan. Each Holder of Existing HPR Interests is entitled to vote to accept or reject the Plan.

9.	Class 9 – Section 510(b) Claims

(a)	Classification: Class 9 consists of all Section 510(b) Claims.

(b)

Allowance: Notwithstanding anything in the Plan to the contrary, a Class 9 Claim (if existing) may only become Allowed by Final Order of the Court. The Debtors are not aware of any asserted Class 9 Claim and believe no Class 9 Claim exists.

(c)	Treatment: On the Effective Date, Section 510(b) Claims shall be discharged, cancelled, released, and extinguished without any distribution to Holders of such Claims.

(d)

Voting: Class 9 is Impaired. Each Holder (if any) of Allowed Section 510(b) Claims is conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders (if any) of Section 510(b) Claims are not entitled to vote to accept or reject the Plan.

C.	Special Provision Governing Unimpaired Claims.

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claims, including, all rights regarding legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims.

17

D.	Elimination of Vacant Classes.

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

E.	Voting Classes; Presumed Acceptance by Non-Voting Classes.

If a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Holders of such Claims or Interests in such Class shall be deemed to have accepted the Plan.

F.	Intercompany Interests.

To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by Holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience, for the ultimate benefit of the Holders of BCEI Common Stock, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the Holders of Allowed Claims.

G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by one or more of the Classes entitled to vote pursuant to Article III.B of the Plan. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right, subject to the consent rights in the TSA and the Merger Agreement, to modify the Plan in accordance with Article X of the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

H.	Controversy Concerning Impairment.

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

I.	Subordinated Claims.

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, and subject to the TSA, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	General Settlement of Claims and Interests.

As discussed in detail in the Disclosure Statement and as otherwise provided herein, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good

18

faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan, including (1) any challenge to the amount, validity, perfection (as applicable), enforceability, priority, or extent of the RBL Claims, the Notes Claims, and the Existing HPR Interests and (2) any claim to avoid, subordinate, or disallow any of the RBL Claims, the Notes Claims, or the Existing HPR Interests, whether under any provision of chapter 5 of the Bankruptcy Code, on any equitable theory (including equitable subordination, equitable disallowance, or unjust enrichment) or otherwise. The Plan shall be deemed a motion to approve the good faith compromise and settlement of all such Claims, Interests, and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Court’s approval of such compromise and settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Court that such settlement and compromise is fair, equitable, reasonable, and in the best interests of the Debtors and their Estates. Subject to Article VI hereof, all distributions made to Holders of Allowed Claims and Allowed Interests (as applicable) in any Class are intended to be and shall be final.

B.	Merger & Restructuring Transactions.

On or before the Effective Date, the Debtors or the Reorganized Debtors, as applicable, consistent with, and subject to the consent, approval, and consultation rights set forth in the Merger Agreement, the TSA, and the Exit RBL Facility, may take such actions, including as set forth below, as are necessary or appropriate to effect the Merger in accordance with the terms of the Merger Agreement, the TSA, and the Plan. Such actions shall include, among other things: (1) a subsidiary of BCEI will merge with and into Holdings, with the Combined Company surviving the Merger as a wholly owned subsidiary of BCEI; (2) holders of Allowed Notes Claims and Existing HPR Interests will receive BCEI Common Stock on the terms and conditions set forth in the Merger Agreement, the TSA, and the Plan, and in accordance with applicable law; and (3) the entry into, delivery of and effectiveness of the Exit RBL Facility, and the other Exit RBL Documents contemplated to be effective or delivered on the Effective Date.

On or before the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall enter into any transaction and shall take any actions as may be necessary or appropriate to effectuate the Restructuring Transactions as contemplated in, consistent with, and subject to the consent, approval, and consultation rights set forth in the Merger Agreement, the TSA, and the Exit RBL Facility. The applicable Debtors or the Reorganized Debtors will take any actions as may be necessary or advisable to effect a corporate restructuring of the overall corporate structure of the Debtors, to the extent provided herein, or in the Definitive Documents, including the issuance of all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan, one or more inter-company mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dissolutions, transfers, liquidations, or other corporate transactions.

The actions to implement the Restructuring Transactions may include: (1) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and the Merger Agreement and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and the Merger Agreement and having other terms for which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or provincial law; and (4) all other actions that the applicable Entities determine to be necessary, including making filings or recordings that may be required by applicable law in connection with the Plan, subject to the Merger Agreement, the TSA, and the Exit RBL Facility.

The Confirmation Order shall and shall be deemed to, pursuant to both section 1123 and section 363 of the Bankruptcy Code, authorize, among other things, all actions by the Debtors and the Reorganized Debtors, as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan.

On the Effective Date, the Debtors or the Reorganized Debtors, as applicable, are authorized to issue any securities, notes, instruments, certificates, and other documents required to be issued by the Debtors or the Reorganized Debtors pursuant to the Merger Agreement, the TSA, and the Restructuring Transactions. Also on the Effective Date, BCEI will issue the BCEI Common Stock and the New Take Back Notes pursuant to the Merger Agreement and under the Plan.

19

C.	Cancellation of Existing Agreements and Interests.

On the Effective Date, except with respect to the Exit RBL Facility or to the extent otherwise provided in the Plan or the Confirmation Order, all notes, instruments, certificates, and other documents evidencing Claims or Interests, including credit agreements and indentures, shall be cancelled and the obligations of the Debtors and any non-Debtor Affiliate thereunder or in any way related thereto shall be deemed satisfied in full, cancelled, discharged, and of no force or effect. Holders of or parties to such cancelled instruments, securities, and other documentation will have no rights arising from or relating to such instruments, securities, and other documentation, or the cancellation thereof, except the rights provided for pursuant to this Plan. Notwithstanding the foregoing or anything to the contrary herein, any rights of the Agents or Trustees to indemnification under the RBL Credit Agreement, and the Indentures shall remain binding and enforceable in accordance with the terms of such documents and shall not be subject to discharge, impairment, or release under the Plan or the Confirmation Order.

If the record holder of the Notes is DTC or its nominee or another securities depository or custodian thereof, and such Notes are represented by a global security held by or on behalf of DTC or such other securities depository or custodian, then each such Holder of the Notes shall be deemed to have surrendered such Holder’s note, debenture or other evidence of indebtedness upon surrender of such global security by DTC or such other securities depository or custodian thereof.

Any credit agreement or other instrument that governs the rights, claims, and remedies of the Holder of a Claim shall continue in full force and effect for purposes of allowing Holders of Allowed Claims to receive distributions under the Plan.

D.	Section 1146 Exemption.

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (1) the issuance, reinstatement, distribution, transfer, or exchange of any debt or equity securities of the Debtors, the Reorganized Debtors, or BCEI, including BCEI Common Stock and New Take Back Notes; (2) the Restructuring Transactions; (3) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (4) the making, assignment, or recording of any lease or sublease; (5) the grant of collateral as security for any or all of the Exit RBL Facility; or (6) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan or the Merger Agreement, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, sale or use tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(c) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

E.	The Restructuring.

1.	Reorganized Debtors.

On the Effective Date, the New BCEI Board shall be reconstituted, consistent with the Merger Agreement, and each Reorganized Debtor shall adopt its New Organizational Documents. The Reorganized Debtors shall be authorized to adopt any other agreements, documents, and instruments and to take any other actions contemplated under the Plan as necessary to consummate the Plan.

20

2.	Sources of Consideration for Plan Distributions.

(a)	Exit RBL Facility.

On the Effective Date, BCEI and the Reorganized Debtors party thereto as guarantors shall enter into the Exit RBL Facility, the terms of which will be set forth in the Exit RBL Documents and subject to the consent rights in the TSA and the Merger Agreement. Confirmation of the Plan shall be deemed approval of the Exit RBL Facility and the Exit RBL Documents, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, expenses, and other payments provided for therein and authorization of the Reorganized Debtors to, as applicable, enter into and execute the Exit RBL Documents, and such other documents as may be required to effectuate the treatment afforded by the Exit RBL Facility.

On the Effective Date, all of the Liens and security interests to be granted in accordance with the Exit RBL Documents (a) shall be deemed to be granted, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Exit RBL Documents, (c) shall be deemed automatically perfected on the Effective Date, subject only to such senior Liens and security interests as may be permitted under the Exit RBL Documents, and (d) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the persons and entities granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

On the Effective Date, Allowed RBL Claims shall receive Payment in Full using proceeds of the Exit RBL Facility and/or such other funds provided by BCEI, in either case as and to the extent set forth in the RBL Payoff Letter.

(b)	BCEI Common Stock.

On the Effective Date, the applicable Reorganized Debtor, BCEI, and/or their respective designee(s), which may include the Disbursing Agent, shall issue and distribute BCEI Common Stock to the Holders of Allowed Notes Claims in Class 4, and to Holders of Allowed Interests in Class 8 pursuant to the Plan and in accordance with the Merger Agreement. On the Effective Date, the Reorganized Debtor and/or BCEI, as applicable, shall issue all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan and the Merger Agreement.

All of the shares, units, or equity interests of BCEI Common Stock issued pursuant to the Plan and the Merger Agreement shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution, issuance, and conversion referred to in Article VI hereof shall be governed by the terms and conditions set forth in the Plan and the Merger Agreement, applicable to such distribution, issuance, or conversion and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

21

(c)	New Take Back Notes

On the Effective Date, BCEI and the Reorganized Debtors party thereto as guarantors will enter into the New Take Back Notes Indenture, pursuant to which BCEI will issue the New Take Back Notes in accordance with the Merger Agreement. Confirmation of the Plan shall be deemed approval of the New Take Back Notes Indenture and the New Take Back Notes, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by BCEI or the applicable Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, expenses, and other payments provided for therein and authorization of BCEI and the applicable Reorganized Debtors to enter into and execute the New Take Back Notes Indenture and issue and guarantee the New Take Back Notes, and such other documents as may be required to effectuate the treatment afforded by the New Take Back Notes Indenture. The obligations under the New Take Back Notes, and the guarantees thereof, will be senior unsecured obligations of BCEI and the applicable Reorganized Debtors.

3.	Corporate Existence.

Except as otherwise provided in the Plan and the Merger Agreement, each Reorganized Debtor shall continue to exist after the Effective Date as a separate corporate Entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and by-laws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and by-laws (or other formation documents) are amended under the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law). After the Effective Date, the respective certificate of incorporation and bylaws (or other formation documents) of the Reorganized Debtors may be amended or modified without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. After the Effective Date, the Reorganized Debtors may be disposed of, dissolved, wound down, or liquidated without supervision or approval by the Court and free of any restriction of the Bankruptcy Code or Bankruptcy Rules.

4.	Vesting of Assets in the Reorganized Debtors.

Except as otherwise provided in the Plan, the Merger Agreement, the Confirmation Order, or any agreement, instrument, or other document incorporated herein, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in the Reorganized Debtors, free and clear of all Liens, Claims, charges, Causes of Action, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, the Confirmation Order, or any agreement, instrument, or other document incorporated herein, the Reorganized Debtors may operate their business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

5.	Corporate Action.

Upon the Effective Date, all actions of the Debtors and the Reorganized Debtors contemplated under the Plan and the Merger Agreement, and consistent with, but subject to all terms and conditions of the TSA and the Merger Agreement, shall be deemed authorized and approved in all respects, including: (1) adoption or assumption, as applicable, of the Employment Obligations; (2) selection of the directors, officers, or managers for the Reorganized Debtors or New BCEI Board, as applicable; (3) the issuance and distribution of BCEI Common Stock; (4) the issuance and distribution of New Take Back Notes; (5) implementation of the Restructuring Transactions; (6) entry into the Exit RBL Documents and incurring indebtedness thereunder; (7) adoption of the New Organizational Documents; (8) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; and (9) all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions contemplated by the Plan, the Merger Agreement and the Exit RBL Documents (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate, partnership, limited liability company, or other governance action required by the Debtors or the Reorganized Debtor, as applicable, in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security Holders, directors, officers, or managers of the Debtors or the Reorganized Debtors, as applicable. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions

22

contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the BCEI Common Stock, the New Take Back Notes Indenture to guarantee the New Take Back Notes, the New Organizational Documents, the Exit RBL Facility, the Exit RBL Documents, and any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article IV.E.5 shall be effective notwithstanding any requirements under non-bankruptcy law; provided, however, nothing in this Article IV.E.5 shall be deemed to have satisfied or waived any terms and conditions of the Merger Agreement.

6.	New Organizational Documents.

On or immediately prior to the Effective Date, the New Organizational Documents shall be amended in a manner reasonably acceptable to the Debtors and acceptable to BCEI and the Required Consenting Noteholders and consistent with the TSA and the Merger Agreement (and subject to the consent, approval, and consultation rights set forth in each), as may be necessary to effectuate the transactions contemplated by the Plan. Each of the Reorganized Debtors will file its New Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in its respective state, province, or country of organization in accordance with the applicable laws of the respective state, province, or country of organization. The New Organizational Documents will prohibit the issuance of non-voting BCEI Common Stock, to the extent required under section 1123(a)(6) of the Bankruptcy Code. After the Effective Date, the Reorganized Debtors may amend and restate their respective New Organizational Documents, and the Reorganized Debtors may file such amended certificates or articles of incorporation, bylaws, or such other applicable formation documents, and other constituent documents as permitted by the laws of the respective states, provinces, or countries of organization and the New Organizational Documents.

7.	Directors and Officers of the Reorganized Debtors.

To the extent known, the identity of the members of the New BCEI Board and officers of the Reorganized Debtors and BCEI will be disclosed in the Plan Supplement to be filed prior to the Confirmation Hearing. Except as set forth in the Plan Supplement, as of the Effective Date and except to the extent that a member of the board of directors of a Debtor continues to serve as a director of such Reorganized Debtor on the Effective Date, the members of the board of directors of each Debtor prior to the Effective Date, in their capacities as such, shall have no continuing obligations to the Reorganized Debtors on or after the Effective Date and each such director will be deemed to have resigned or shall otherwise cease to be a director of the applicable Debtor on the Effective Date. Commencing on the Effective Date, each of the directors and officers of each of the Reorganized Debtors shall serve pursuant to the terms of the applicable New Organizational Documents of such Reorganized Debtor and may be replaced or removed in accordance with such New Organizational Documents.

8.	Director and Officer Liability Insurance.

Notwithstanding anything in the Plan to the contrary, the Reorganized Debtors shall be deemed to have assumed all of the Debtors’ D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code effective as of the Effective Date. Entry of the Confirmation Order will constitute the Court’s approval of the Reorganized Debtors’ foregoing assumption of each of the unexpired D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained in the Plan, Confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be filed.

In addition, after the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any D&O Liability Insurance Policies (including any “tail policy”) in effect on or after the Petition Date, with respect to conduct occurring prior thereto, and all directors and officers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy, to the extent set forth therein, regardless of whether such directors and officers remain in such positions after the Effective Date, all in accordance with the terms and conditions of the D&O Liability Insurance Policies, which shall not be altered.

23

9.	Effectuating Documents; Further Transactions.

On and after the Effective Date, the Reorganized Debtors and the New BCEI Board are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary to effectuate, implement, and further evidence the terms and conditions of the Plan and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

10.	Certain Securities Law Matters.

The offering, issuance, and distribution of BCEI Common Stock and New Take Back Notes, as contemplated by Article III of this Plan, is expected to be registered by BCEI pursuant to one or more registration statements on Form S-4, and to the extent otherwise not registered for any reason, shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration prior to the offering, issuance, distribution, or sale of Securities in accordance with, and pursuant to, section 1145 of the Bankruptcy Code. Such BCEI Common Stock and New Take Back Notes will be freely tradable in the United States by the recipients thereof, subject to compliance with applicable securities laws and rules and regulations of the United States Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments and subject to any restrictions in the New Organizational Documents or any agreement entered into by any such recipient and BCEI.

Should the Reorganized Debtors and BCEI elect on or after the Effective Date to reflect any ownership of BCEI Common Stock through the facilities of the DTC, the Reorganized Debtors and BCEI need not provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of BCEI Common Stock under applicable securities laws.

Notwithstanding anything to the contrary in the Plan, no entity (including, for the avoidance of doubt, DTC) shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether BCEI Common Stock is exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. DTC shall be required to accept and conclusively rely upon the Plan or Confirmation Order in lieu of a legal opinion regarding whether BCEI Common Stock is exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

11. Employee Matters.

Unless otherwise provided herein, and in the Merger Agreement, and subject to Article V of the Plan, the Reorganized Debtors shall: (a) assume all employment agreements, indemnification agreements, or other agreements providing for compensation and benefits with current and former members of any Governing Body, employees, officers, directors, or managers of the Debtors; or (b) enter into new agreements with such persons on terms and conditions acceptable to the Reorganized Debtors and BCEI, and such person. Except as provided in the Merger Agreement, none of the consummation of the Plan, the Restructuring Transactions, or any assumption of compensation agreements under the terms herein shall be deemed to trigger any applicable change of control, vesting, termination, or similar provisions for purposes herein. Notwithstanding the foregoing, (i) pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law, and (ii) immediately prior to the Effective Date, the Debtors’ Executive Nonqualified Excess Plan (the “Excess Plan”) shall be terminated and the Debtors shall distribute to each participant in the Excess Plan, such participant’s account balance under the Excess Plan in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (including Treasury Regulation Section 1.409A-3(j)(4)(ix)(A)).

24

12. Preservation of Causes of Action.

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII hereof, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII.

The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against it. The Debtors or Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan, including Article VIII of the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Court order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or consummation.

The Reorganized Debtors reserve and shall retain such Causes of Action notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors, except as otherwise expressly provided in the Plan, including Article VIII of the Plan. The Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Court.

13.	Closing the Chapter 11 Cases.

Upon the occurrence of the Effective Date, the Reorganized Debtors shall be permitted to close all of the Chapter 11 Cases except for one of the Chapter 11 Cases as determined by the Reorganized Debtors, and all contested matters relating to each of the Debtors, including objections to Claims, shall be administered and heard in such Chapter 11 Case.

F.	Restructuring Expenses.

The Restructuring Expenses incurred, or estimated to be incurred, up to and including the Effective Date, payable pursuant to the TSA shall be paid in full in Cash on the Effective Date (to the extent not previously paid during the course of the Chapter 11 Cases) in accordance with, and subject to, the terms of the TSA, without any requirement to file a fee application with the Court, without the need for itemized time detail, or without any requirement for Court review or approval. All Restructuring Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date.

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases.

Each Executory Contract and Unexpired Lease shall be deemed assumed, unless it is the subject of a motion to reject that is pending on the Effective Date or has been rejected pursuant to an order of the Court, without the need for any further notice to or action, order, or approval of the Court, as of the Effective Date, under sections 365 and 1123 of the Bankruptcy Code. The assumption of Executory Contracts and Unexpired Leases hereunder may include the assignment of certain of such contracts to Affiliates. The Confirmation Order will constitute an order of the Court approving the above-described assumptions and assignments.

25

Except as otherwise provided herein or agreed to by the Debtors and the applicable counterparty, each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements related thereto, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests. Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease or the validity, priority, or amount of any Claims that may arise in connection therewith.

To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto.

B.	Indemnification Obligations.

On and as of the Effective Date, all Indemnification Provisions, consistent with applicable law, currently in place (whether in the by-laws, certificates of incorporation or formation, limited liability company agreements, limited partnership agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for the current and former members of any Governing Body, directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of, or acting on behalf of, the Debtors, as applicable, shall be assumed, reinstated and remain intact, irrevocable, and shall survive the Effective Date on terms no less favorable to such current and former members of any Governing Body, directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of, or acting on behalf of, the Debtors than the indemnification provisions in place prior to the Effective Date. None of the Debtors, or the Reorganized Debtors, as applicable, will amend and/or restate their respective governance documents before or after the Effective Date to amend, augment, terminate, or adversely affect any of the Debtors’ or the Reorganized Debtors’ obligations to provide such indemnification rights or such directors’, officers’, employees’, equityholders’ or agents’ indemnification rights. On and as of the Effective Date, any of the Debtors’ indemnification obligations with respect to any contract or agreement that is the subject of or related to any litigation against the Debtors or Reorganized Debtors, as applicable, shall be assumed by the Reorganized Debtors and otherwise remain unaffected by the Chapter 11 Cases.

C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.

The Debtors or the Reorganized Debtors, as applicable, shall pay Cures, if any, on the Effective Date or as soon as reasonably practicable thereafter. Unless otherwise agreed upon in writing by the parties to the applicable Executory Contract or Unexpired Lease, all requests for payment of Cure that differ from the amounts paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty must be Filed with the Court on or before thirty (30) days after the Effective Date. Any such request that is not timely filed shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Court. Any Cure shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Reorganized Debtors of the Cure; provided that nothing herein shall prevent the Reorganized Debtors from paying any Cure despite the failure of the relevant counterparty to File such request for payment of such Cure. The Reorganized Debtors also may settle any Cure without any further notice to or action, order, or approval of the Court. In addition, any objection to the assumption of an Executory Contract or Unexpired Lease under the Plan, must be Filed with the Court on or before 30 days after the Effective Date. Any such objection will be scheduled to be heard by the Court at the Debtors’ or Reorganized Debtors’, as applicable, first scheduled omnibus hearing for which such objection is timely filed. Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption of any Executory Contract or Unexpired Lease will be deemed to have consented to such assumption.

26

If there is any dispute regarding any Cure, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of Cure shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise and full payment of any applicable Cure pursuant to this Article V.C shall result in the full release and satisfaction of any Cures, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, and for which any Cure has been fully paid pursuant to this Article V.C, shall be deemed disallowed and expunged as of the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Court.

D.	Insurance Policies.

Each of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as Executory Contracts under the Plan. Unless otherwise provided in the Plan, on the Effective Date, (1) the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims and (2) such insurance policies and any agreements, documents, or instruments relating thereto shall revest in the Reorganized Debtors.

E.	Reservation of Rights.

Nothing contained in the Plan or the Plan Supplement, shall constitute an admission by the Debtors or any other party in interest that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any of the Reorganized Debtors have any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have thirty (30) days following entry of a Final Order resolving such dispute to alter its treatment of such contract or lease under the Plan.

F.	Nonoccurrence of Effective Date.

In the event that the Effective Date does not occur, the Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

G.	Contracts and Leases Entered Into After the Petition Date.

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or the Reorganized Debtors liable thereunder in the ordinary course of their business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

27

ARTICLE VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Timing and Calculation of Amounts to Be Distributed.

Unless otherwise provided in the Plan, on the Effective Date (or if a Claim is not an Allowed Claim or Allowed Interest on the Effective Date, on the date that such Claim or Interest becomes an Allowed Claim or Allowed Interest) or as soon as reasonably practicable thereafter, each Holder of an Allowed Claim or Allowed Interest (as applicable) shall receive the full amount of the distributions that the Plan provides for Allowed Claims or Allowed Interests (as applicable) in the applicable Class. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims or Disputed Interests, distributions on account of any such Disputed Claims or Disputed Interests shall be made pursuant to the provisions set forth in Article VII hereof. Except as otherwise provided in the Plan, Holders of Claims or Interests shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.

B.	Disbursing Agent.

All distributions under the Plan shall be made by the Disbursing Agent on the Effective Date. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Court. Additionally, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.

C.	Rights and Powers of Disbursing Agent.

1.	Powers of the Disbursing Agent.

The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

2.	Expenses Incurred On or After the Effective Date.

Except as otherwise ordered by the Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes), and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses), made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions.

1.	Record Date for Distribution.

On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record Holders listed on the Claims Register as of the close of business on the Distribution Record Date.

2.	Delivery of Distributions in General.

Except as otherwise provided herein, the Disbursing Agent shall make distributions to Holders of Allowed Claims and Allowed Interests (as applicable) as of the Distribution Record Date at the address for each such Holder as indicated on the Debtors’ records as of the date of any such distribution; provided that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors; provided further that the address for each Holder of an Allowed Claim shall be deemed to be the address set forth in any Proof of Claim Filed by that Holder.

With respect to any distributions on the RBL Claims, distributions are to be made to the RBL Claim Agent.

28

With respect to any distributions of BCEI Common Stock, to the extent the distribution procedures set forth herein conflict with those contemplated under the Merger Agreement, the procedures set forth under the Merger Agreement shall control unless BCEI and the Reorganized Debtors consent otherwise, such consent not to be unreasonably withheld or delayed, including after taking into account the advice provided by the Disbursing Agent.

3.	Minimum Distributions.

With respect to distributions of BCEI Common Stock on account of Allowed Interests, when any distribution pursuant to the Plan would result in the issuance of a number of shares of BCEI Common Stock that is not a whole number, such Holder shall receive, in lieu thereof, Cash (without interest) in an amount equal to the product of (i) such fractional part of a share of BCEI Common Stock multiplied by (ii) the volume weighted average price of BCEI’s presently issued and outstanding common stock for the five (5) consecutive trading days immediately prior to the Effective Date as reported by Bloomberg, L.P. As promptly as practicable after the determination of the amount of Cash, if any, to be paid to such Holders, the Disbursing Agent shall so notify BCEI and the Reorganized Debtors, and they shall cause the Disbursing Agent to forward payments to such Holders subject to and in accordance with the terms hereof and the Merger Agreement. With respect to distributions of BCEI Common Stock on account of Allowed Claims, when any distribution pursuant to the Plan would result in the issuance of a number of shares of BCEI Common Stock that is not a whole number, such fractional part of a share of BCEI Common Stock will be rounded down to the nearest whole share and no fractional shares of BCEI Common Stock will be issued, and no other compensation will be paid in respect of such fractional shares.

With respect to distributions of New Take Back Notes, the principal amounts of such notes distributable to each Holder of Allowed Notes Claims will be rounded down the nearest amount that is equal to $2,000 and integral multiples of $1,000 in excess thereof and no additional shares of BCEI Common Stock will be issued or payment made in compensation for such adjustments; provided, however, that insofar as the application of the foregoing rule causes a Holder of Allowed Notes Claims to forfeit all of the New Take Back Notes that would otherwise be distributable to such Holder hereunder, the Reorganized Debtors reserve the right to pay such de minimis Holder Cash in lieu of New Take Back Notes.

4.	Undeliverable Distributions and Unclaimed Property.

In the event that any distribution to any Holder of Allowed Claims or Allowed Interests (as applicable) is returned as undeliverable, no distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Court (notwithstanding any applicable federal, provincial or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder of Claims and Interests to such property or Interest in property shall be discharged and forever barred.

E.	Manner of Payment.

At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

F.	Compliance with Tax Requirements.

In connection with the Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions made pursuant to the Plan shall be subject to such withholding and reporting requirements, including tax withholding by BCEI pursuant to Article III of the Merger Agreement. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors, the Disbursing Agent, and BCEI (to the extent set forth in the Merger Agreement) shall be authorized to take all actions necessary to comply with such withholding and reporting requirements, including (i) liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable

29

withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate, and (ii) with respect to withholding by BCEI pursuant to the Merger Agreement, withholding of Taxes (as defined in the Merger Agreement) taken in BCEI Common Stock. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, Liens, and encumbrances. Any amounts withheld pursuant to the Plan shall be deemed to have been distributed to and received by the applicable recipient for all purposes of the Plan. The distributing party may require a Holder of an Allowed Claim or Interest to complete and return an Internal Revenue Service Form W-8 or W-9, as applicable to each such Holder, and any other applicable tax forms.

G.	Allocations.

Distributions in respect of Allowed Claims shall be allocated first to the portion of such Claims for accrued but unpaid interest (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the amount of accrued but unpaid interest, to the principal amount of such Claims.

H.	No Postpetition Interest on Claims.

Unless otherwise specifically provided for in the Plan or the Confirmation Order, or required by applicable bankruptcy and non-bankruptcy law, postpetition interest shall not accrue or be paid on any prepetition Claims, and no Holder of a prepetition Claim shall be entitled to interest accruing on or after the Petition Date on any such prepetition Claim.

I.	Foreign Currency Exchange Rate.

Except as otherwise provided in a Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal (National Edition), on the Effective Date.

J.	Setoffs and Recoupment.

Except as expressly provided in this Plan, each Reorganized Debtor may, pursuant to section 553 of the Bankruptcy Code, set off and/or recoup against any Plan Distributions to be made on account of any Allowed Claim (other than any Allowed Notes Claim held by a Consenting Noteholder), any and all claims, rights, and Causes of Action that such Reorganized Debtor may hold against the Holder of such Allowed Claim to the extent such setoff or recoupment is either (1) agreed in amount among the relevant Reorganized Debtor(s) and Holder of Allowed Claim or (2) otherwise adjudicated by the Court or another court of competent jurisdiction; provided that neither the failure to effectuate a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by a Reorganized Debtor or its successor of any and all claims, rights, and Causes of Action that such Reorganized Debtor or its successor may possess against the applicable Holder. In no event shall any Holder of Claims against, or Interests in, the Debtors be entitled to recoup any such Claim or Interest against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors in accordance with Article XII.G of the Plan on or before the Effective Date, notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

K.	Claims Paid or Payable by Third Parties.

1.	Claims Paid by Third Parties.

The Debtors or the Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or a Reorganized Debtor. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a

30

Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within 14 days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the 14-day grace period specified above until the amount is repaid.

2.	Claims Payable by Third Parties.

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Court.

3.	Applicability of Insurance Policies.

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

ARTICLE VII.

PROCEDURES FOR RESOLVING CONTINGENT,

UNLIQUIDATED, AND DISPUTED CLAIMS

A.	Disputed Claims Process.

Notwithstanding section 502(a) of the Bankruptcy Code, and in light of the Unimpaired status of all Allowed General Unsecured Claims under the Plan, except as required by the Plan, Holders of Claims need not File Proofs of Claim, and the Reorganized Debtors and the Holders of Claims shall determine, adjudicate, and resolve any disputes over the validity and amounts of such Claims in the ordinary course of business as if the Chapter 11 Cases had not been commenced except that (unless expressly waived pursuant to the Plan) the Allowed amount of such Claims shall be subject to the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 and 503 of the Bankruptcy Code, to the extent applicable, and the Court shall retain jurisdiction to adjudicate Disputed Claim matters. All Proofs of Claim filed in these Chapter 11 Cases shall be considered objected to and Disputed without further action by the Debtors. Upon the Effective Date and in light of the Unimpaired status of all Allowed General Unsecured Claims under the Plan, all Proofs of Claim filed against the Debtors, regardless of the time of filing, and including Proofs of Claim filed after the Effective Date, shall be deemed withdrawn and expunged, other than as provided below. Notwithstanding anything in this Plan to the contrary, disputes regarding the amount of any Cure pursuant to section 365 of the Bankruptcy Code and Claims that the Debtors seek to have determined by the Court, shall in all cases be determined by the Court.

For the avoidance of doubt, there is no requirement to File a Proof of Claim or Proof of Interest (or move the Court for allowance) to be an Allowed Claim or Allowed Interest, as applicable, under the Plan. Notwithstanding the foregoing, Entities must File Cure objections as set forth in Article V.C of the Plan to the extent such Entity disputes the amount of the Cure paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty. Except as otherwise provided herein, all Proofs of Claim filed after the Effective Date shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Court.

31

B.	Allowance of Claims.

After the Effective Date and subject to the terms of this Plan, each of the Reorganized Debtors shall have and retain any and all rights and defenses such Debtor had with respect to any Claim or Interest immediately prior to the Effective Date. The Debtors may affirmatively determine to deem Unimpaired Claims Allowed.

C.	Claims Administration Responsibilities.

Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority: (1) to File, withdraw, or litigate to judgment, objections to Claims or Interests; (2) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Court. For the avoidance of doubt, except as otherwise provided herein, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest.

Notwithstanding the foregoing, the Debtors and Reorganized Debtors shall be entitled to dispute and/or otherwise object to any General Unsecured Claim in accordance with applicable nonbankruptcy law. If the Debtors, or Reorganized Debtors dispute any General Unsecured Claim, such dispute may be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced. In any action or proceeding to determine the existence, validity, or amount of any General Unsecured Claim, any and all claims or defenses that could have been asserted by the applicable Debtor(s) or the Entity holding such General Unsecured Claim are preserved as if the Chapter 11 Cases had not been commenced, provided that, for the avoidance of doubt, the Allowed amount of such Claims shall be subject to the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 and 503 of the Bankruptcy Code to the extent applicable.

D.	Adjustment to Claims or Interests without Objection.

Any duplicate Claim or Interest or any Claim or Interest that has been paid, satisfied, amended, or superseded may be adjusted or expunged on the Claims Register by the Reorganized Debtors without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Court.

E.	Disallowance of Claims or Interests.

All Claims and Interests of any Entity from which property is sought by the Debtors under sections 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be disallowed if: (a) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, as applicable, on the other hand, agree or the Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code; and (b) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.

ARTICLE VIII.

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Discharge of Claims and Termination of Interests.

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, the Merger Agreement, the Confirmation Order, or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan including the Definitive Documents (as defined in the TSA), the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown,

32

against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims or Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Effective Date.

B.	Release of Liens.

Except as otherwise provided in the Exit RBL Documents, the Plan, the Merger Agreement, the Confirmation Order, or any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to reinstate in accordance with Article III.B.1 hereof, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns. Any Holder of such Secured Claim (and the applicable agents for such Holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any cash collateral and possessory collateral) held by such Holder (and the applicable agents for such Holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Lien, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

C.	Releases by the Debtors.

Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party is deemed released and discharged by each and all of the Debtors, the Reorganized Debtors, and their Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing entities, from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims, asserted or assertable on behalf of any of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim against, or Interest in, a Debtor or other Entity, or that any holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof), the purchase, sale, or rescission of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the Merger Agreement, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions, the Chapter 11 Cases, the TSA, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable, the Merger Agreement, the TSA and related prepetition transactions, the Definitive Documents, the Disclosure Statement, the Plan, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Merger Agreement, the TSA, the Disclosure Statement, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of consummation, the administration and implementation of the Plan, including the issuance, distribution, or conversion of

33

securities pursuant to the Merger Agreement, the Plan, or the distribution of property under the Plan or any other related agreement, including the Merger Agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, the Merger Agreement, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the assumption of the Indemnification Provisions as set forth in the Plan.

Entry of the Confirmation Order shall constitute the Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Court’s finding that the Debtor Release is: (a) in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the Restructuring and implementing the Plan; (b) a good faith settlement and compromise of the Claims released by the Debtor Release; (c) in the best interests of the Debtors and all holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.

D.	Releases by Holders of Claims and Interests.

Notwithstanding anything contained in the Plan to the contrary, as of the Effective Date, each Releasing Party, in each case on behalf of itself and its respective successors, assigns, and representatives, and any and all other entities who may purport to assert any Cause of Action, directly or derivatively, by, through, or because of the foregoing entities, is deemed to have released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims, asserted or assertable on behalf of any of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof), the purchase, sale, or rescission of any security of the Debtors or Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions, the Chapter 11 Cases, the TSA, the formulation, preparation, dissemination, negotiation, entry into or filing of, as applicable, the TSA and related prepetition transactions, the Definitive Documents, the Disclosure Statement, the Plan, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the TSA, the Merger Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of consummation, the administration and implementation of the Plan, including the issuance, distribution or conversion of securities pursuant to the Merger Agreement, the Plan, or the distribution of property under the Plan or any other related agreement, including the Merger Agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, the Merger Agreement, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the assumption of the Indemnification Provisions as set forth in the Plan.

Entry of the Confirmation Order shall constitute the Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Court’s finding that the Third-Party Release is: (a) consensual; (b) essential to the confirmation of the Plan; (c) given in exchange for the good and valuable consideration provided by the Released Parties; (d) a good faith settlement and compromise of the Claims released by the Third-Party Release; (e) in the best interests of the Debtors and their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released pursuant to the Third-Party Release.

34

E.	Exculpation.

Effective as of the Effective Date, without affecting or limiting either the Debtor Release or the Third-Party Release, and except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur liability for, and each Exculpated Party is released and exculpated from, any Cause of Action for any Claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable, the Merger Agreement, the TSA and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Merger Agreement, the TSA, the Definitive Documents, the Disclosure Statement, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of consummation, the administration and implementation of the Plan, including the issuance, distribution or conversion of securities pursuant to the Merger Agreement, the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, except for Claims related to any act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

The Exculpated Parties and other parties set forth above have, and upon confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

F.	Injunction.

Effective as of the Effective Date, pursuant to section 524(a) of the Bankruptcy Code, and except as otherwise expressly provided in the Plan or the Confirmation Order or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities that have held, hold, or may hold Claims or Interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Holder has Filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.

G.	Protections against Discriminatory Treatment.

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

35

H.	Document Retention.

On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.

I.	Reimbursement or Contribution.

If the Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non-contingent or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

ARTICLE IX.

CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN

A.	Conditions Precedent to the Effective Date.

It shall be a condition to the Effective Date of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.B hereof:

1. the Court shall have entered the Confirmation Order, which shall be consistent with the TSA and the Merger Agreement (and subject to the consent, approval, and consultation rights set forth in each);

2. the final version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein (and any amendment thereto) shall have been filed with the Court, which shall be consistent with the TSA and the Merger Agreement (and subject to the consent, approval, and consultation rights set forth in each);

3. the TSA shall not have been terminated and shall be in full force and effect;

4. the Merger shall have been consummated or is anticipated to be consummated concurrent with the occurrence of the Effective Date;

5. the Exit RBL Documents shall have been executed and delivered (which shall be in form and substance acceptable to the Debtors, BCEI, the Required Consenting Noteholders, and the Exit RBL Agent and consistent with the TSA and the Merger Agreement (and subject to the consent, approval, and consultation rights set forth in each)), and all conditions precedent to the consummation of such Exit RBL Documents, shall have been waived or satisfied in accordance with their terms;

6. all Allowed Professional Fee Claims shall have been paid in full or amounts sufficient to pay such fees and expenses after the Effective Date have been placed in the Professional Fee Escrow Account pending approval by the Court;

7. the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan, and each of the transactions contemplated by the Restructuring Transactions, including the Merger; and

8. the Debtors shall have paid the Restructuring Expenses.

36

B.	Waiver of Conditions.

The conditions to Confirmation and consummation set forth in this Article IX may be waived by the Debtors with the consent of the Required Consenting Noteholders and BCEI, in each case not to be unreasonably withheld or delayed, and consistent with the TSA and the Merger Agreement (and subject to the consent, approval, and consultation rights set forth in each), without notice, leave, or order of the Court or any formal action other than proceedings to confirm or consummate the Plan.

C.	Effect of Failure of Conditions.

If consummation does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by the Debtors, Claims, or Interests; (2) prejudice in any manner the rights of the Debtors, any Holders of Claims or Interests, BCEI, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders of Claims or Interests, BCEI, or any other Entity, provided, however, that such termination of the TSA and rendering of the Plan null and void shall not affect the validity or enforceability of any other order entered by the Court or of any agreement, instrument or other documents executed by any Debtor prior to such date of such termination, including, without limitation, the Merger Agreement (except as otherwise provided therein), and any other agreement, instrument or other document executed in connection therewith.

ARTICLE X.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification and Amendments.

Except as otherwise specifically provided in the Plan and subject to the terms of the TSA and the Merger Agreement, (including the consent, approval, and consultation rights set forth in each), the Debtors reserve the right to modify the Plan, whether such modification is material or immaterial, and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan. Subject to those restrictions on modifications set forth in the Plan and the requirements of section 1127 of the Bankruptcy Code, Rule 3019 of the Federal Rules of Bankruptcy Procedure, and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, each of the Debtors expressly reserves its respective rights to revoke or withdraw, or, to alter, amend, or modify the Plan with respect to such Debtor, one or more times, after Confirmation, and, to the extent necessary may initiate proceedings in the Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan, consistent with the TSA and the Merger Agreement (and subject to the consent, approval, and consultation rights set forth in each).

B.	Effect of Confirmation on Modifications.

Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of Plan.

Subject to the terms of the TSA and the Merger Agreement (including the consent, approval, and consultation rights set forth in each), the Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date and to File subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor, BCEI, or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor, BCEI, or any other Entity.

37

ARTICLE XI.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Court shall retain exclusive jurisdiction over all matters arising out of, or relating to, the TSA, the Merger Agreement, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1. allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2. decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3. resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cure pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors amending, modifying, or supplementing, after the Effective Date, pursuant to Article V hereof, any Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

4. ensure that distributions to Holders of Allowed Claims and Allowed Interests (as applicable) are accomplished pursuant to the provisions of the Plan;

5. adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6. adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

7. resolve any cases, controversies, suits, or disputes that may arise in connection with General Unsecured Claims, including establishment of a bar date, related notice, claim objections, allowance, disallowance, estimation, and distribution;

8. enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created or entered into in connection with the Plan or the Disclosure Statement;

9. enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

10. resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

38

11. issue injunctions, enter and implement other orders, or take such other actions as may be necessary to restrain interference by any Entity with consummation or enforcement of the Plan;

12. resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, exculpations, and other provisions contained in Article VIII hereof and enter such orders as may be necessary or appropriate to implement such releases, injunctions, exculpations, and other provisions;

13. resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI.K hereof;

14. enter and implement such orders as are necessary if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

15. determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan, the Plan Supplement, or the Disclosure Statement;

16. enter an order concluding or closing the Chapter 11 Cases;

17. adjudicate any and all disputes arising from or relating to distributions under the Plan;

18. consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Court order, including the Confirmation Order.

19. determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

20. hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

21. hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

22. hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions and releases granted in the Plan, including under Article VIII hereof, regardless of whether such termination occurred prior to or after the Effective Date;

23. enforce all orders previously entered by the Court; and

24. hear any other matter not inconsistent with the Bankruptcy Code.

As of the Effective Date, notwithstanding anything in this Article XI to the contrary, the Exit RBL Facility and any related documents thereto and the New Organizational Documents shall be governed by the jurisdictional provisions therein and the Court shall not retain any jurisdiction with respect thereto.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

A. Immediate Binding Effect.

Subject to Article IX.A hereof and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan (including, for the avoidance of doubt, the Plan Supplement) shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized

39

Debtors, and any and all Holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

B. Additional Documents.

On or before the Effective Date, and consistent in all respects with the terms of the TSA and the Merger Agreement, the Debtors may File with the Court such agreements and other documents as may be necessary to effectuate and further evidence the terms and conditions of the Plan, the TSA, and the Merger Agreement. The Debtors or the Reorganized Debtors, as applicable, and all Holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C. Payment of Statutory Fees.

All fees payable pursuant to section 1930(a) of the Judicial Code, as determined by the Court at a hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid by each of the Reorganized Debtors (or the Disbursing Agent on behalf of each of the Reorganized Debtors) for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first.

D. Statutory Committee and Cessation of Fee and Expense Payment.

On the Effective Date, any statutory committee appointed in the Chapter 11 Cases shall dissolve and members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases. The Reorganized Debtors shall no longer be responsible for paying any fees or expenses incurred by the members of or advisors to any statutory committees after the Effective Date.

E. Reservation of Rights.

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Court shall enter the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur. None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

F. Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, manager, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

40

G. Notices.

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

1.	if to the Debtors, to:

HighPoint Resources Corp

555 17th Street

Suite 3700

Denver, Colorado 80202

Attention: William M. Crawford, Chief Financial Officer, and Kenneth A. Wonstolen, Senior VP and General Counsel

Email address: bcrawford@hpres.com and kwonstolen@hpres.com

with copies to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Facsimile: (212) 446-4900

Attention: Joshua A. Sussberg, P.C.

E-mail addresses: joshua.sussberg@kirkland.com

- and -

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Facsimile: (312) 862-2200

Attention: Marc Kieselstein, P.C., W. Benjamin Winger

E-mail address: marc.kieselstein@kirkland.com and benjamin.winger@kirkland.com with copies to

Klehr Harrison Harvey Branzburg LLP

1835 Market Street

Suite 1400

Philadelphia, Pennsylvania 19103

Facsimile: (215) 568-6603

Attention: Morton R. Branzburg

E-mail addresses: mbranzburg@klehr.com

and

Klehr Harrison Harvey Branzburg LLP

919 North Market Street

Suite 1000

Wilmington, Delaware 19801

Facsimile: (302) 426-9193

Attention: Domenic E. Pacitti

E-mail addresses: dpacitti@klehr.com

2.	if to the Consenting Noteholders, to:

Akin Gump Strauss Hauer & Feld LLP

Bank of America Tower, 1 Bryant Park,

New York, NY 10036

Attention: Michael S. Stamer; and Meredith A. Lahaie

mstamer@akingump.com; and mlahaie@akingump.com

41

3.	if to a Consenting Shareholder, to:

Fifth Creek Energy Company, LLC

c/o NGP

2850 N. Harwood Street, 19th Floor

Dallas, Texas 75201

Attention: Jeffrey A. Zlotky

E-mail address: jzlotky@ngptrs.com

4.	if to BCEI, to:

Bonanza Creek Energy Inc.

410 17th St,

Denver, CO 80202

Attention: Skip Marter, General Counsel

E-mail address: SMarter@bonanzacrk.com

with copy to:

Vinson & Elkins LLP

1001 Fannin St,

Houston, TX 77002

Attention: Paul E. Heath

E-mail address: pheath@velaw.com

After the Effective Date, the Debtors have authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entity must File a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

H. Term of Injunctions or Stays.

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

I. Entire Agreement.

Except as otherwise indicated, and without limiting the effectiveness of the TSA, the Plan (including, for the avoidance of doubt, the Plan Supplement) supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan. For the avoidance of doubt, nothing in the Plan or the Plan Supplement shall modify, amend, waive or alter the Merger Agreement or increase the obligations of any Entity beyond what is set forth in the Merger Agreement.

42

J. Exhibits.

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at http://dm.epiq11.com/HighPoint or the Court’s website at www.txs.uscourts.gov/bankruptcy. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Court, the non-exhibit or non-document portion of the Plan shall control.

K. Nonseverability of Plan Provisions.

If, prior to Confirmation, any term or provision of the Plan is held by the Court to be invalid, void, or unenforceable, the Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding the foregoing, any such alteration or interpretation shall be reasonably acceptable in form and substance to the Debtors and the Required Consenting Stakeholders, as applicable. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ consent, provided, that any such deletion or modification must be consistent with the TSA and the Merger Agreement; and (3) nonseverable and mutually dependent.

L. Votes Solicited in Good Faith.

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors, BCEI, and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, managers, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of securities offered and sold under the Plan and any previous plan, and, therefore, neither any of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

M. Closing of Chapter 11 Cases.

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Court to close the Chapter 11 Cases.

N. Waiver or Estoppel.

Each Holder of a Claim or Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Court prior to the Confirmation Date.

[Remainder of page intentionally left blank.]

43

Dated: February 10, 2021	HIGHPOINT RESOURCES CORP., ON BEHALF OF ITSELF AND ITS SUBSIDIARIES

	By:	/s/ William M. Crawford
Name: William M. Crawford
Title: Chief Financial Officer
HighPoint Resources Corporation

Exhibit B

Form of Confirmation Notice

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
HIGHPOINT RESOURCES CORP. et al.,[1]	)	Case No. 21-10565 (CSS)
)
Debtors.	)	(Jointly Administered)
)

NOTICE OF (I) ENTRY OF ORDER APPROVING THE DEBTORS’ DISCLOSURE

STATEMENT, AND CONFIRMING, THE DEBTORS’ JOINT PREPACKAGED

PLAN OF REORGANIZATION PURSUANT TO CHAPTER 11 OF THE

BANKRUPTCY CODE AND (II) OCCURRENCE OF EFFECTIVE DATE

PLEASE TAKE NOTICE that on [_____], 2021, the Honorable Christopher S. Sontchi, United States Bankruptcy Judge for the United States Bankruptcy Court for the District of Delaware (the “Court”), entered an order [Docket No. [__]] (the “Confirmation Order”) confirming the Debtors’ Joint Prepackaged Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. [•]] (the “Plan”)2 and approving the Disclosure Statement Relating to the Debtors’ Joint Prepackaged Plan of Reorganization Pursuant to Chapter 11 [Docket No. [•]] (the “Disclosure Statement”) of the above-captioned debtors and debtors in possession (the “Debtors”).

PLEASE TAKE FURTHER NOTICE that the Effective Date of the Plan occurred on [_____], 2021. Each of the conditions precedent to consummation of the Plan enumerated in Article IX of the Plan have been satisfied or waived in accordance with the Plan and the Confirmation Order.

PLEASE TAKE FURTHER NOTICE that pursuant to the Confirmation Order, applicable parties in interest may opt out of the Third-Party Release no later than [___], 2021, which is 30 days after service of this notice, by sending an email to tabulation@epiqglobal.com with a subject line of “HighPoint—Third-Party Release Election” and a message indicating that such party in interest does not consent to and would like to opt out of the Third-Party Release. Any party in interest who elects to opt out of the Third-Party Release may do so without impacting their respective economic recoveries under the Plan, but will, however, lose the benefit of the mutual release under the Plan.

[1]

The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: HighPoint Resources Corporation (0361); HighPoint Operating Corporation (0545); and Fifth Pocket Production, LLC (8360). The location of the Debtors’ principal place of business is 555 17th Street, Suite 3700 Denver, Colorado 80202.

[2]	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Plan.

PLEASE TAKE FURTHER NOTICE that pursuant to the Confirmation Order, the release, injunction, and exculpation provisions in Article VIII of the Plan are now in full force and effect.

PLEASE TAKE FURTHER NOTICE that requests for payment of Professional Fee Claims must be filed and served on the Debtors or Reorganized Debtors by [_____], 2021, which is the date 45 days after the Effective Date.

PLEASE TAKE FURTHER NOTICE that pursuant to the Confirmation Order, any person or governmental unit alleging that it had inadequate due process notice and opportunity to object to the Confirmation Order may file an objection no later than [_____], 2021, which is the date 30 days after the Effective Date. If any person or governmental unit demonstrates a deprivation of its due process rights, after notice and hearing the Court will issue an appropriate order that fully vindicates those due process rights.

PLEASE TAKE FURTHER NOTICE that if you would like copies of the Plan, the Plan Supplement, the Confirmation Order, the Disclosure Statement, or any other document filed in these chapter 11 cases, you may contact Epiq Corporate Restructuring LLC, the notice, claims, and solicitation agent retained by the Debtors in these chapter 11 cases, by: (a) calling the Debtors’ restructuring hotline at (855) 914-4726 (domestic toll free) or (503) 520-4495 (international toll); (b) visiting the Debtors’ restructuring website at: https://dm.epiq11.com/HighPoint; or (c) writing to HighPoint Resources Ballot Processing Center, c/o Epiq Corporate Restructuring, LLC, P.O. Box 4422, Beaverton, OR 97076-4422. You may also obtain copies of any pleadings filed in these chapter 11 cases for a fee via PACER at: www.deb.uscourts.gov.

PLEASE TAKE FURTHER NOTICE that the Plan and the Confirmation Order contain other provisions that may affect your rights. You are encouraged to review the Plan and the Confirmation Order in their entirety.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

2

Dated: ______, 2021	/s/ DRAFT
Wilmington, Delaware	KLEHR HARRISON HARVEY BRANZBURG LLP

Domenic E. Pacitti (DE Bar No. 3989)
Michael W. Yurkewicz (DE Bar No. 4165)
919 North Market Street, Suite 1000
Wilmington, Delaware 19801
	Telephone:	(302) 426-1189
	Facsimile:	(302) 426-9193
	Email:	dpacitti@klehr.com

- and -

Morton R. Branzburg (pro hac vice pending)
1835 Market Street, Suite 1400
Philadelphia, Pennsylvania 19103
	Telephone:	(215) 569-3007
	Facsimile:	(215) 568-6603
	Email:	mbranzburg@klehr.com

- and -

KIRKLAND & ELLIS LLP KIRKLAND & ELLIS INTERNATIONAL LLP
Joshua A. Sussberg, P.C. (pro hac vice pending)
601 Lexington Avenue
New York, New York 10022
	Telephone:	(212) 446-4800
	Facsimile:	(212) 446-4900
	Email:	joshua.sussberg@kirkland.com

- and -

W. Benjamin Winger (pro hac vice pending)
300 North LaSalle Street
Chicago, Illinois 60654
	Telephone:	(312) 862-2000
	Facsimile:	(312) 862-2200
	Email:	benjamin.winger@kirkland.com

Proposed Co-Counsel to the Debtors and Debtors in Possession